Filed Pursuant to Rule 424(b)(2)
Registration No. 333-234798

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 13, 2020)

$125,000,000

OAKTREE SPECIALTY LENDING CORPORATION

Common Stock

We are a specialty finance company that looks to provide customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. We are a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Oaktree Fund Advisors, LLC, or Oaktree, serves as our investment adviser. Oaktree Fund Administration, LLC, or Oaktree Administrator, serves as our administrator. Oaktree is an affiliate of, and Oaktree Administrator is a subsidiary of, Oaktree Capital Management, L.P., a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments.

We, Oaktree and Oaktree Administrator have entered into an Equity Distribution Agreement, dated February 4, 2022, with Keefe, Bruyette & Woods, Inc., JMP Securities LLC, Raymond James & Associates, Inc. and SMBC Nikko Securities America, Inc., or the Sales Agents, relating to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. The Equity Distribution Agreement provides that we may offer and sell shares of our common stock having an aggregate offering price of up to $125.0 million from time to time through the Sales Agents. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the Nasdaq Global Select Market or similar securities exchanges or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.

Pursuant to the Equity Distribution Agreement, the Sales Agents will receive a commission from us of up to 1.50% of the gross sales price of any shares of our common stock sold through the Sales Agents. The Sales Agents are not required to sell any specific number or dollar amount of common stock but will use their commercially reasonable efforts consistent with their normal sales and trading practices to sell the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. See “Plan of Distribution” beginning on page S-14 of this prospectus supplement. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less commissions payable under the Equity Distribution Agreement and discounts, if any, will not be less than the net asset value per share of our common stock at the time of such sale unless we have stockholder approval to issue common stock at prices below net asset value.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OCSL”. The last reported closing price for our common stock on February 4, 2022 was $7.68 per share. The net asset value of our common stock as of December 31, 2021 (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $7.34 per share.

Shares of closed-end investment companies, including Business Development Companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering. An investment in our common stock involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing companies. You should review carefully the risks and uncertainties, including the risk of leverage, described in the section titled “Risk Factors” beginning on page 5 of the accompanying prospectus or otherwise included in or incorporated by reference herein or the accompanying prospectus and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our securities.

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain this information free of charge or make an investor inquiry by contacting us at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071 or by calling us collect at (213) 830-6300 or on our website at oaktreespecialtylending.com. Except for the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods	JMP Securities	Raymond James	SMBC Nikko
A Stifel Company	A CITIZENS COMPANY

Prospectus Supplement dated February 7, 2022.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or any other information to which we have referred you when considering whether to purchase any securities offered by this prospectus supplement. We have not, and the Sales Agents have not, authorized any other person to provide you with different or additional information from that contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus. We are not, and the Sales Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of their respective dates. Our financial condition, results of operations and prospects may have changed since that date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus to reflect any material changes to such information subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of this offering.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should review the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities, and especially the information set forth under the heading “Risk Factors” in the accompanying prospectus and any document incorporated by reference into this prospectus supplement or the accompanying prospectus, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

Unless otherwise noted, the terms:

•	“we,” “us” and “our” refer to Oaktree Specialty Lending Corporation;

•	“Oaktree” and “our Adviser” refer to Oaktree Fund Advisors, LLC, our external investment adviser;

•	“Oaktree Administrator” refers to Oaktree Fund Administration, LLC, our administrator;

•

“Syndicated Credit Facility” refers to our secured syndicated revolving credit facility, as most recently amended on December 10, 2021, with certain lenders party thereto from time to time and ING Capital LLC, as administrative agent, which, as of December 31, 2021, permitted up to $1.0 billion of borrowings;

•

“Citibank Facility” refers to our secured revolving credit facility, as amended, with certain lenders party thereto from time to time and Citibank, N.A., as administrative agent, which, as of December 31, 2021, permitted up to $200 million of borrowings;

•	“2025 Notes” refers to our 3.500% notes due 2025 issued in February 2020 in an aggregate principal amount of $300.0 million that mature on February 25, 2025; and

•	“2027 Notes” refers to our 2.700% notes due 2027 issued in May 2021 in an aggregate principal amount of $350.0 million that mature on January 15, 2027.

Oaktree Specialty Lending Corporation

We are a specialty finance company dedicated to providing customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. We are a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940, as amended, or the Investment Company Act. In addition, we have qualified and elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, for tax purposes. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or net realized capital gains that we distribute to our stockholders if we meet certain source-of-income, income distribution and asset diversification requirements.

We are externally managed by Oaktree pursuant to an investment advisory agreement, as amended from time to time, or the Investment Advisory Agreement, between us and Oaktree. Oaktree is an affiliate of Oaktree Capital Management, L.P., or OCM, our external investment adviser from October 17, 2017 through May 3, 2020, and a subsidiary of Oaktree Capital Group, LLC, or OCG. Oaktree Administrator, a subsidiary of OCM, provides certain administrative and other services necessary for us to operate.

Our investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. Our portfolio may also include certain structured finance and other non-traditional structures. We invest in companies that typically possess resilient business models with strong underlying fundamentals. We intend to deploy capital across credit and economic cycles with a focus on long-term results, which we believe will enable us to build lasting partnerships with financial sponsors and management teams, and we may seek to opportunistically take advantage of dislocations in the financial markets and other situations that may benefit from Oaktree’s credit and structuring expertise, including during the COVID-19 pandemic. Sponsors may include financial sponsors, such as an institutional investor or a private equity firm, or a strategic entity seeking to invest in a portfolio company. Oaktree is generally focused on middle-market companies, which we define as companies with enterprise values of between $100 million and $750 million. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Our portfolio totaled $2.6 billion at fair value as of December 31, 2021 and was composed of 140 portfolio companies. These included debt investments in 124 companies, equity investments in 34 companies, including our limited partnership interests in one private equity fund, and our investments in Senior Loan Fund JV I, LLC, or SLF JV I, and OCSI Glick JV LLC, or the Glick JV, each a joint venture through which we co-invest primarily in senior secured loans of middle-market companies. 20 of our equity investments were in companies in which we also had a debt investment. As of December 31, 2021, 94.3% of our portfolio at fair value consisted of debt investments, including 69.7% of first lien loans, 17.7% of second lien loans and 6.9% of unsecured debt investments, including the debt investments in SLF JV I and the Glick JV. The weighted average yield of our debt investments at fair value as of December 31, 2021, including the return on our debt investments in SLF JV I and the Glick JV, was approximately 8.7%, including 7.5% representing cash payments. The weighted average yield of our debt investments is determined before the payment of, and therefore does not take into account, our expenses and the payment by an investor of any stockholder transaction expenses, and does not represent the return on investment for our stockholders.

We are permitted to, and expect to continue to, finance our investments through borrowings. However, as a Business Development Company, subject to certain limited exceptions, we are only allowed to borrow amounts in accordance with the current asset coverage requirements in the Investment Company Act. Our target debt to equity ratio is 0.85x to 1.00x (i.e., one dollar of equity for each $0.85 to $1.00 of debt outstanding) as we plan to continue to opportunistically deploy capital into the markets. As of December 31, 2021, our debt to equity ratio was 0.98x (i.e., one dollar of equity for each $0.98 of debt outstanding) and our net debt to equity ratio was 0.95x. At a special meeting of our stockholders held on June 28, 2019, our stockholders approved the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act to us, effective as of June 29, 2019. The reduced asset coverage requirements permit us to double the maximum amount of leverage that we are permitted to incur by reducing the asset coverage requirements applicable to us from 200% to 150%. As a result of the reduced asset coverage requirement, we can incur $2 of debt for each $1 of equity.

On March 19, 2021, we acquired Oaktree Strategic Income Corporation, or OCSI, pursuant to that certain Agreement and Plan of Merger, or the Merger Agreement, dated as of October 28, 2020, by and among OCSI, us, Lion Merger Sub, Inc., our wholly-owned subsidiary, or Merger Sub, and, solely for the limited purposes set forth therein, Oaktree. Pursuant to the Merger Agreement, Merger Sub was first merged with and into OCSI, with OCSI as the surviving corporation, or the Merger, and, immediately following the Merger, OCSI was then merged with and into us, with us as the surviving company, or together with the Merger, the Mergers. In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of OCSI’s common stock was converted into the right to receive 1.3371 shares of our common stock (with

OCSI’s stockholders receiving cash in lieu of fractional shares of our common stock). As a result of the Mergers, we issued an aggregate of 39,400,011 shares of our common stock to former OCSI stockholders.

Our Adviser

We are externally managed and advised by Oaktree, a registered investment adviser under the Investment Advisers Act of 1940, as amended. Oaktree, subject to the overall supervision of our Board of Directors, manages our day-to-day operations, and provides investment advisory services to us pursuant to the Investment Advisory Agreement.

Our Adviser is an affiliate of OCM, a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments. A number of the senior executives and investment professionals of our Adviser and its affiliates have been investing together for over 35 years and have generated impressive investment performance through multiple market cycles. Our Adviser and its affiliates emphasize an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high-yield debt and senior loans), control investing, real estate, convertible securities and listed equities.

In 2019, Brookfield Asset Management, Inc., or Brookfield, acquired a majority economic interest in OCG. OCG operates as an independent business within Brookfield, with its own product offerings and investment, marketing and support teams. Brookfield is a leading global alternative asset manager with a history spanning over 100 years and approximately $650 billion of assets under management as of September 30, 2021 (inclusive of OCG) across a broad portfolio of real estate, infrastructure, renewable power, credit and private equity assets. Commencing in 2022, OCG’s founders, senior management and current and former employee-unitholders of OCG will be able to sell their remaining OCG units to Brookfield over time pursuant to an agreed upon liquidity schedule and approach to valuing such units at the time of liquidation. Pursuant to this liquidity schedule, the earliest year in which Brookfield could own 100% of the OCG business is 2029.

The primary firm-wide goal of our Adviser and OCM is to achieve attractive returns while bearing less than commensurate risk. Our Adviser believes that it can achieve this goal by taking advantage of market inefficiencies in which financial markets and their participants fail to accurately value assets or fail to make available to companies the capital that they reasonably require.

Our Adviser and its affiliates believe that their defining characteristic is adherence to the highest professional standards, which has yielded several important benefits. First and foremost, this characteristic has allowed our Adviser and its affiliates to attract and retain an extremely talented group of investment professionals, or the Investment Professionals, as well as accounting, valuation, legal, compliance and other administrative professionals. As of December 31, 2021, our Adviser and its affiliates had more than 1,000 professionals in 19 cities and 14 countries, including 44 portfolio managers with an average experience of 25 years and over 1,000 years of combined industry experience. Specifically, the Strategic Credit group that is primarily responsible for implementing our investment strategy consists of over 20 Investment Professionals led by Armen Panossian, our Chief Executive Officer and Chief Investment Officer, who focus on the investment strategy employed by our Adviser and certain of its affiliates. Second, it has permitted the investment team to build strong relationships with brokers, banks and other market participants. These institutional relationships have been instrumental in strengthening access to trading opportunities, to understanding the current market, and to executing the investment team’s investment strategies. OCM aims to attract, motivate and retain talented employees (both Investment Professionals and accounting, valuation, legal, compliance and other administrative professionals) by making them active participants in, and beneficiaries of, the platform’s success. In addition to competitive base salaries, all OCM employees share in the discretionary bonus pool. An employee’s participation in the bonus pool is based on the overall success of our Adviser and its affiliates and the individual employee’s performance and level of responsibility.

Our Adviser and its affiliates provide discretionary investment management services to other managed accounts and investment funds, which may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. The activities of such managed accounts and investment funds may raise actual or potential conflicts of interest.

Strategic Credit

Our Adviser’s affiliates officially launched the Strategic Credit strategy in early 2013 as a step-out from the Distressed Debt strategy, to capture attractive investment opportunities that appear to offer too little return for distressed debt investors, but may pose too much uncertainty for high-yield bond creditors. The strategy seeks to achieve an attractive total return by investing in public and private revenue-generating, performing debt.

Strategic Credit focuses on U.S. and non-U.S. investment opportunities that arise from pricing inefficiencies that occur in the primary and secondary markets or from the financing needs of healthy companies with limited access to traditional lenders or public markets. Typical investments will be in high yield bonds and senior secured loans for borrowers that are in need of direct loans, rescue financings, or other capital solutions or that have had challenged or unsuccessful primary offerings.

The Investment Professionals employ a fundamental, value-driven opportunistic approach to credit investing, which seeks to benefit from the resources, relationships and proprietary information of the global investment platform of our Adviser and its affiliates.

Our Administrator

We entered into an administration agreement, as amended from time to time, or the Administration Agreement, with Oaktree Administrator, a Delaware limited liability company and a wholly-owned subsidiary of OCM. The principal executive offices of Oaktree Administrator are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to the Administration Agreement, Oaktree Administrator provides services to us, and we reimburse Oaktree Administrator for costs and expenses incurred by Oaktree Administrator in performing its obligations under the Administration Agreement and providing personnel and facilities thereunder.

Corporate Information

Our principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and our telephone number is (213) 830-6300. Our corporate website is located at www.oaktreespecialtylending.com. Except for the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

This section outlines the specific legal and financial terms of the common stock. Before investing, you should read this section together with the more general descriptions of our common stock contained under the heading “Description of our Capital Stock” in the accompanying prospectus and in Exhibit 4.2, “Description of Securities,” to our most recent Annual Report on Form 10-K.

Common Stock Offered by Us	Shares of our common stock having an aggregate offering price of up to $125.0 million.

Manner of Offering	“At the market” offering that may be made from time to time through Keefe, Bruyette & Woods, Inc., JMP Securities LLC, Raymond James & Associates, Inc. and SMBC Nikko Securities America, Inc., as Sales Agents, using commercially reasonable efforts consistent with their normal sales and trading practices. See “Plan of Distribution” in this prospectus supplement for more information.

Use of Proceeds	We intend to use the net proceeds from the sale of our common stock to invest in portfolio companies in accordance with our investment objectives and strategies and for general corporate purposes. We may also use a portion of the net proceeds from this offering to repay amounts outstanding under our existing credit facilities and to pay operating expenses.

To the extent we use net proceeds from this offering to repay amounts under our existing credit facilities, we intend to subsequently reborrow such amounts. See “Use of Proceeds” in this prospectus supplement.

Nasdaq Global Select Market Symbol	“OCSL”

Trading at a Discount	Shares of closed-end investment companies, including Business Development Companies, may trade at a discount from net asset value. This characteristic of closed-end investment companies and Business Development Companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our common stock will trade at, above or below net asset value. See “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated by reference herein, and under similar headings in the documents that we file with the Securities and Exchange Commission, or the SEC.

Distributions	We intend to pay distributions to our stockholders out of assets legally available for distribution. The timing and amount of our distributions, if any, are determined by our board of directors.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan that provides for the reinvestment of any distributions that we declare in cash on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if our Board of Directors authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash distributions. See “Dividend Reinvestment Plan” in the accompanying prospectus.

Risk Factors	An investment in our common stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated by reference herein, in the accompanying prospectus, and under similar headings in the documents that we file with the SEC to read about factors you should consider, including the risks of leverage, before investing in our common stock.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you” or “us”, or that “we” will pay fees or expenses, our common stockholders will indirectly bear such fees or expenses. Such expenses also include those of our consolidated subsidiaries.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	1.50	%(1)
Offering expenses (as a percentage of offering price)	0.32	%(2)
Dividend reinvestment plan expenses	Up to $15	(3)

Total stockholder transaction expenses (as a percentage of offering price)	1.82%

Annual expenses (as a percentage of net assets attributable to common stock):
Management fees	3.00	%(4)
Incentive fees (17.5%)	2.62	%(5)
Interest payments on borrowed funds (including other costs of servicing and offering debt securities)	2.77	%(6)
Other expenses	0.76	%(7)
Acquired fund fees and expenses	0.76	%(8)

Total annual expenses	9.91	%(9)

(1)

Amount reflects the maximum commission that we will pay to the Sales Agents in connection with sales of shares of our common stock effected by the Sales Agents in this offering. There is no guarantee that we will sell any shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

(2)	Amount reflects estimated offering expenses of approximately $0.4 million and assumes we sell $125,000,000 of common stock under the Equity Distribution Agreement.
(3)

The expenses of administering our dividend reinvestment plan are included in “Other expenses.” The plan administrator’s fees under the plan are paid by us. If a participant elects by notice to the plan administrator in advance of termination to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a transaction fee of up to $15 plus a $0.10 per share fee from the proceeds.

(4)

Under the Investment Advisory Agreement, the base management fee is calculated at an annual rate of 1.50% of our total gross assets at the end of each quarter, including any investments made with borrowings, but excluding cash and cash equivalents; provided, however, the base management fee will be calculated at an annual rate of 1.00% of the value of our total gross assets, including any investments made with borrowings, but excluding cash and cash equivalents, that exceeds the product of (i) 200% (calculated in accordance with the Investment Company Act and giving effect to exemptive relief we have received with respect to debentures issued by a small business investment company subsidiary) and (ii) our net assets. For purposes of this table, we have assumed $2.7 billion of total gross assets (excluding cash and cash equivalents), which was the actual amount of our total gross assets as of December 31, 2021 and does not reflect the waiver by Oaktree of $750,000 of base management fees in each quarter. The base management fee net of such waiver would be 2.78% of net assets attributable to common stock. See “Item 1. Business – Investment Advisory Agreement – Management and Incentive Fee” in our most recent Annual Report on Form 10-K and incorporated by reference herein.

(5)

The incentive fee consists of two parts. Under the Investment Advisory Agreement, the incentive fee on income is calculated and payable quarterly in arrears based upon our pre-incentive fee net investment income for the immediately preceding quarter. The payment of the incentive fee on income is subject to payment of a preferred return to investors each quarter (i.e., a “hurdle rate”), expressed as a rate of return on the value of our net assets at the end of the most recently completed quarter, of 1.50%, subject to a “catch up” feature. In addition, pre-incentive fee net investment income does not include any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from merger-related accounting adjustments in connection with the assets acquired in the Mergers, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in pre-incentive fee net investment income. See “Item 1. Business – Investment Advisory Agreement – Management and Incentive Fee” in our most recent Annual Report on Form 10-K and incorporated by reference herein.

Under the Investment Advisory Agreement, the second part of the incentive fee (the “capital gains incentive fee”) is determined and payable in arrears as of the end of each fiscal year (or upon termination of the Investment Advisory Agreement, as of the termination date) commencing with the fiscal year ended September 30, 2019 and equals 17.5% of our realized capital gains, if any, on a cumulative basis from the beginning of the fiscal year ended September 30, 2019 through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees under the Investment Advisory Agreement. Any realized capital gains or losses and unrealized capital depreciation with respect to our portfolio as of the end of the fiscal year ended September 30, 2018 are excluded from the calculations of the second part of the incentive fee. In addition, the calculation of realized capital gains, realized capital losses and unrealized capital depreciation does (1) not include any such amounts resulting solely from merger-related accounting adjustments in connection with the assets acquired in the Mergers, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in the capital gains incentive fee and (2) include any such amounts associated with the investments acquired in the Mergers for the period from October 1, 2018 to the date of closing of the Mergers, solely to the extent that the exclusion of such amounts, in the aggregate, would result in an increase in the capital gains incentive fee. See “Item 1. Business – Investment Advisory Agreement – Management and Incentive Fee” in our most recent Annual Report on Form 10-K and incorporated by reference herein.

The incentive fee referenced in the table above is based on annualized actual amounts of the incentive fee on income incurred during the three months ended December 31, 2021 annualized for a full year, and the capital gains incentive fee payable under the Investment Advisory Agreement as of September 30, 2021, the last date prior to the date of this prospectus on which such fee was payable under the terms of the Investment Advisory Agreement.

(6)

“Interest payments on borrowed funds (including other costs of servicing and offering debt securities)” is calculated as (1) the weighted average interest rate in effect as of December 31, 2021 multiplied by the actual principal debt outstanding as of December 31, 2021 of $1,300.0 million plus (2) unused fees and the expected amortization of deferred financing costs and discounts based on the unamortized financing costs and discounts as of December 31, 2021. The weighted average interest rate for our borrowings as of December 31, 2021 was 2.3% (exclusive of deferred financing costs and inclusive of the impact of an interest rate swap designated as a hedging instrument). The amount of leverage that we employ at any particular time will depend on, among other things, our Board of Directors’ assessment of market and other factors at the time of any proposed borrowing.

(7)

“Other expenses” are based on estimated amounts for the current fiscal year. These expenses include certain expenses allocated to us under the Investment Advisory Agreement, including travel expenses incurred by our Adviser’s personnel in connection with investigating and monitoring our investments, such as investment due diligence.

(8)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be an investment company under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act in which we invest. This amount includes the annual expenses of SLF JV I and the Glick JV, which we refer to collectively as the “JVs”. There are no fees paid by the JVs to our Adviser. See Note 3 to our Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 incorporated by reference herein for more information on the JVs. The annual expenses of the JVs include interest payments on the subordinated notes held by our joint venture partners, which represented 15.2% of such expenses, and exclude interest payments on the subordinated notes held by us.

(9)

“Total annual expenses” is presented as a percentage of net assets attributable to common stockholders because our common stockholders bear all of our fees and expenses and includes all fees and expenses of our consolidated subsidiaries. “Total annual expenses” does not reflect any potential provision (benefit) for income taxes because of the uncertainties associated with determining such amounts in future periods.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock assuming that we hold no cash or liabilities other than debt. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. These amounts assume (1) a 1.50% sales load (Sales Agents discounts and commissions) and (2) offering expenses totaling 0.32%.

An investor would pay the following expenses on a $1,000 investment	1 Year	3 Years	5 Years	10 Years
Assuming a 5% annual return (assumes no return from net realized capital gains)	$73	$219	$368	$759
Assuming a 5% annual return (assumes return entirely from realized capital gains)	$90	$267	$446	$901

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee based on pre-incentive fee net investment income under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger a greater incentive fee, our expenses, and returns to our investors, would be higher. For purposes of this example, we have assumed that as of October 1, 2021, the sum of our realized capital losses and unrealized capital depreciation on a cumulative basis since October 1, 2018 equaled zero. In addition, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the cash distribution payable to a participant by either (i) the greater of (a) the current net asset value per share of our common stock and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our Board of Directors in the event that we use newly issued shares to satisfy the share requirements of the dividend reinvestment plan or (ii) the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased by the administrator of the dividend reinvestment plan in the event that shares are purchased in the open market to satisfy the share requirements of the dividend reinvestment plan, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus may include statements as to:

•	our future operating results and distribution projections;

•	the ability of Oaktree to reposition our portfolio and to implement Oaktree’s future plans with respect to our business;

•	the ability of Oaktree and its affiliates to attract and retain highly talented professionals;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments and additional leverage we may seek to incur in the future;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies; and

•	the cost or potential outcome of any litigation to which we may be a party.

In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus, involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in the accompanying prospectus and documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Other factors that could cause actual results to differ materially include:

•	changes or potential disruptions in our operations, the economy, financial markets or political environment;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic;

•

future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to Business Development Companies or RICs;

•	general considerations associated with the COVID-19 pandemic;

•	the ability to realize the anticipated benefits of the Mergers; and

•	other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this prospectus supplement and the accompanying prospectus on information available to us on the date of this prospectus supplement and the accompanying prospectus, as appropriate, and we assume no obligation to update any such forward-looking statements, except as required by law. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on

Form 8-K. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the forward looking statements contained in our periodic reports are excluded from the safe-harbor protection provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

USE OF PROCEEDS

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the Nasdaq Global Select Market or similar securities exchanges or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than as set forth in this paragraph depending on, among other things, the market price of our common stock at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this prospectus supplement. However, the sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less commissions payable under the Equity Distribution Agreement, will not be less than the net asset value per share of our common stock at the time of such sale unless we have stockholder approval to issue common stock at prices below net asset value. If we sell shares of our common stock with an aggregate offering price of $125.0 million, we anticipate that our net proceeds, after deducting the Sales Agents’ commissions and estimated expenses payable by us, will be approximately $122.7 million.

We intend to use the net proceeds from the sale of our common stock to invest in portfolio companies in accordance with our investment objectives and strategies and for general corporate purposes. We may also use a portion of the net proceeds from this offering to repay amounts outstanding under our existing credit facilities and to pay operating expenses.

As of December 31, 2021, we had $495.0 million of borrowings outstanding under the Syndicated Credit Facility. Our borrowings under the Syndicated Credit Facility bore interest at a weighted average interest rate of 2.174% for the three months ended December 31, 2021. As of December 31, 2021, (i) the period during which we may make drawings under the Syndicated Credit Facility will expire on May 4, 2025 and the maturity date is May 4, 2026 and (ii) the interest rate margin for (a) LIBOR loans (which may be 1-, 2-, 3- or 6-month, at our option) was 2.00% and (b) alternate base rate loans was 1.00%. As of December 31, 2021, we had $155.0 million outstanding under the Citibank Facility. Our borrowings under the Citibank Facility bore interest at a weighted average interest rate of 1.830% for the three months ended December 31, 2021. As of December 31, 2021, borrowings under the Citibank Facility are subject to certain customary advance rates and accrue interest at a rate equal to LIBOR plus between 1.25% and 2.20% per annum on broadly syndicated loans, subject to observable market depth and pricing, and LIBOR plus 2.25% per annum on all other eligible loans during the reinvestment period. In addition, as of December 31, 2021, for the duration of the reinvestment period there is a non-usage fee payable of 0.50% per annum on the undrawn amount under the Citibank Facility. As of December 31, 2021, the reinvestment period under the Citibank Facility is scheduled to expire on November 18, 2023 and the maturity date is November 18, 2024. To the extent we use net proceeds from this offering to repay amounts under our existing credit facilities, we intend to subsequently reborrow such amounts.

Certain proceeds of this offering may be used to repay outstanding indebtedness under the Syndicated Credit Facility. Accordingly, certain of the Sales Agents may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase outstanding indebtedness under the Syndicated Credit Facility. In addition, in the future, the Sales Agents or their affiliates may be lenders under other credit facilities to which we are from time to time party.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021.

As of December 31, 2021 (amounts in thousands)
Actual
Assets:
Cash, cash equivalents and restricted cash	$46,057
Total investments at fair value	2,588,623
Other assets	65,259

Total assets	$2,699,939

Liabilities:
Debt	$1,285,461
Other liabilities	89,417

Total liabilities	1,374,878

Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 180,469 shares issued and outstanding as of December 31, 2021	1,805
Additional paid-in-capital	1,805,139
Accumulated overdistributed earnings	(481,883)

Total net assets	1,325,061

Net asset value per common share	$7.34

Total Capitalization	$2,699,939

PLAN OF DISTRIBUTION

Keefe, Bruyette & Woods, Inc., JMP Securities LLC, Raymond James & Associates, Inc. and SMBC Nikko Securities America, Inc. are acting as Sales Agents in connection with the offer and sale of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Upon written instructions from us, the Sales Agents will use their commercially reasonable efforts consistent with their normal sales and trading practices to sell, as our Sales Agents, our common stock under the terms and subject to the conditions set forth in the Equity Distribution Agreement dated February 4, 2022. We will instruct the Sales Agents as to the amount of common stock to be sold by them. We may instruct the Sales Agents not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less commissions payable under the Equity Distribution Agreement and discounts, if any, will not be less than the net asset value per share of our common stock at the time of such sale unless we have stockholder approval to issue common stock at prices below net asset value. We or the Sales Agents may suspend the offering of shares of our common stock upon proper notice and subject to other conditions.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the Nasdaq Global Select Market or similar securities exchanges or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.

The Sales Agents will provide written confirmation of a sale to us no later than the opening of the trading day on the Nasdaq Global Select Market following each trading day in which shares of our common stock are sold under the Equity Distribution Agreement. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to us and the compensation payable by us to the Sales Agents, in connection with the sales.

Pursuant to the Equity Distribution Agreement, the Sales Agents will receive a commission from us of up to 1.50% of the gross sales price of any shares of our common stock sold through the Sales Agents. We estimate that the total expenses for the offering, excluding compensation payable to the Sales Agents under the terms of the Equity Distribution Agreement, will be approximately $0.4 million, which includes an aggregate of $40,000 in reimbursement of reasonable fees and expenses of counsel to the Sales Agents incurred in connection with the initial launch of this offering and up to $7,500 per calendar quarter during the term of the Equity Distribution Agreement for fees and expenses of counsel to the Sales Agents incurred in connection with quarterly updates for this offering.

Settlement for sales of shares of common stock will occur on the second trading day following the date on which such sales are made, or on some other date that is agreed upon by us and the Sales Agents in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report, through our quarterly reports on Form 10-Q and annual reports on Form 10-K, the number of shares of our common stock sold through the Sales Agents under the Equity Distribution Agreement, the net proceeds to us and compensation payable by us to the Sales Agents with regard to shares sold pursuant to the Equity Distribution Agreement.

In connection with the sale of the common stock on our behalf, each Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of each Sales Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

The offering of our shares of common stock pursuant to the Equity Distribution Agreement will terminate upon the earlier of (i) the sale of all common stock subject to the Equity Distribution Agreement or (ii) the termination of the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by us in our sole discretion under the circumstances specified in the Equity Distribution Agreement by giving notice to the Sales Agents. In addition, the Sales Agents may terminate the Equity Distribution Agreement under the circumstances specified in the Equity Distribution Agreement by giving notice to us.

The principal business addresses of the Sales Agents are: Keefe, Bruyette & Woods, Inc., 787 7th Avenue, 4th Floor, New York, NY 10019; JMP Securities LLC, 600 Montgomery Street, 11th Floor, San Francisco, CA 94111; Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716; and SMBC Nikko Securities America, Inc., 277 Park Avenue, New York, NY 10172.

Passive Market Making

In connection with this offering, the Sales Agents may engage in passive market making transactions in the common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The Sales Agents are not required to engage in passive market making and may end passive market making activities at any time.

Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “OCSL.”

Other Relationships

The Sales Agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Sales Agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses, including acting as sales agents for our and our affiliates’ securities offerings.

In the ordinary course of their various business activities, the Sales Agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours and our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us and our affiliates. If the Sales Agents or their respective affiliates have a lending relationship with us, the Sales Agents or their respective affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the Sales Agents and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock offered hereby. The Sales Agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain proceeds of this offering may be used to repay outstanding indebtedness under the Syndicated Credit Facility. Affiliates of certain of the Sales Agents are lenders under the Syndicated Credit Facility. Accordingly, affiliates of certain of the Sales Agents may receive more than 5% of the proceeds of this offering to the extent such proceeds are used to repay or repurchase outstanding indebtedness under the Syndicated Credit Facility. In addition, in the future, the Sales Agents or their affiliates may be lenders under other credit facilities to which we are from time to time party.

Other Jurisdictions

Other than in the United States, no action has been taken by us or the Sales Agents that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters for us in connection with the offering will be passed upon for us by Proskauer Rose LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the Sales Agents by Dechert LLP, Washington, D.C.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on November 16, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, filed with the SEC on February 3, 2022;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 13, 2022;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 20, 2022;

•	our Current Reports on Form 8-K, filed with the SEC on October 5, 2021, November 22, 2021 and December 13, 2021; and

•

the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-33901), filed with the SEC on November 25, 2011, including any amendment or report filed for the purpose of updating such description prior to the termination of this offering.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the filing of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement and the accompanying prospectus. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus supplement, the accompanying prospectus and information previously filed with the SEC.

These filings may also be accessed on our website at www.oaktreespecialtylending.com. Except for documents incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website is not incorporated by reference into this prospectus supplement. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

Oaktree Specialty Lending Corporation

1301 Avenue of the Americas, 34th Floor

New York, NY 10019

(212) 284-1900

ocsl-ir@oaktreecapital.com

$1,000,000,000

Oaktree Specialty Lending Corporation

Common Stock

Debt Securities

Warrants

Subscription Rights

We are a specialty finance company that looks to provide customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. We were formed in late 2007 and operate as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act, of 1940, as amended. We seek to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

We may offer, from time to time in one or more offerings, up to $1,000,000,000 of shares of our common stock, debt securities, warrants representing rights to purchase common stock or debt securities or subscription rights to purchase common stock, which we refer to, collectively, as the “securities.” Our securities may be offered at prices and on terms to be disclosed in one or more supplements to this prospectus. You should read this prospectus, the applicable prospectus supplement and any free writing prospectuses carefully before you invest in our securities.

Our securities may be offered directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to an offering will identify any agents or underwriters involved in the sale of our securities, and will disclose any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OCSL.” On November 19, 2019 and September 30, 2019, the last reported sale price of our common stock was $5.28 and $5.18 per share, respectively. Our Board of Directors is required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of September 30, 2019 was $6.60.

An investment in our securities involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing businesses. Shares of closed-end investment companies frequently trade at a discount to their net asset value per share. If our shares trade at a discount to their net asset value, this will likely increase the risk of loss to purchasers of our common stock. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” beginning on page 5 of this prospectus or otherwise incorporated by reference herein and included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus and any accompanying prospectus supplement contain important information about us that a prospective investor should know before investing in our securities. Please read this prospectus and any accompanying prospectus supplement before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071 or by calling us collect at (213) 830-6300 or on our website at oaktreespecialtylending.com. Except for the documents incorporated by reference into this prospectus, information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 13, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, up to $1,000,000,000 of our securities on terms to be determined at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. Please carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. You must not rely on any unauthorized information or representations not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate as of their respective dates. Our financial condition, results of operations and prospects may have changed since that date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement.

i

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before making a decision to invest in our securities.

Unless otherwise noted, the terms:

•	“we,” “us” and “our” refer to Oaktree Specialty Lending Corporation;

•	“Oaktree” and “our Adviser” refer to Oaktree Capital Management, L.P., our external investment adviser;

•	“Oaktree Administrator” refers to Oaktree Fund Administration, LLC, our administrator;

•

“Credit Facility” refers to our secured syndicated revolving credit facility, as most recently amended on February 25, 2019, with certain lenders party thereto from time to time and ING Capital LLC, as administrative agent, which, as of September 30, 2019, permitted up to $700 million of borrowings;

•	“2024 Notes” refers to our 5.875% unsecured notes issued in October 2012 in an aggregate principal amount of $75.0 million that mature on October 30, 2024; and

•	“2028 Notes” refers to our 6.125% unsecured notes issued in April and May 2013 in an aggregate principal amount of $86.3 million that mature on April 30, 2028.

Oaktree Specialty Lending Corporation

We are a specialty finance company dedicated to providing customized, one-stop credit solutions to companies with limited access to public or syndicated capital markets. We were formed in late 2007 and currently operate as a closed-end, externally managed, non-diversified management investment company that has elected to be regulated as a Business Development Company under the Investment Company Act of 1940, as amended, or the Investment Company Act. In addition, we have qualified and elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code, for tax purposes. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or net realized capital gains that we distribute to our stockholders if we meet certain source-of-income, income distribution and asset diversification requirements.

As of October 17, 2017, we are externally managed by Oaktree pursuant to an investment advisory agreement, as amended from time to time, or the Investment Advisory Agreement, between us and Oaktree. Oaktree is a subsidiary of Oaktree Capital Group, LLC, or OCG. In 2019, Brookfield Asset Management Inc., or Brookfield, acquired a majority economic interest in OCG. OCG operates as an independent business within Brookfield, with its own product offerings and investment, marketing and support teams. Oaktree Administrator, a subsidiary of our Adviser, provides certain administrative and other services necessary for us to operate.

We seek to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions, including first and second lien loans, unsecured and mezzanine loans, bonds, preferred equity and certain equity co-investments. We may also seek to generate capital appreciation and income through secondary investments at discounts to par in either private or syndicated transactions. We invest in companies that typically possess business models we expect to be resilient in the future with underlying fundamentals that will provide strength in future downturns. We intend to deploy capital across credit and economic cycles with a focus on long-term results, which we believe will enable us to build lasting partnerships with financial sponsors and management teams, and we may seek to opportunistically take advantage of dislocations in the financial markets and other situations that may benefit from our Adviser’s credit and structuring expertise. Sponsors may include financial sponsors, such as an institutional investor or a private equity firm, or a strategic entity seeking to invest in a portfolio company.

Our Adviser intends to continue to reposition our portfolio into investments that are better aligned with our Adviser’s overall approach to credit investing and that it believes have the potential to generate attractive returns across market cycles. Our Adviser is generally focused on middle-market companies, which we define as companies with enterprise values of between $100 million and $750 million. We expect our portfolio to include a mix of first and second lien loans, including asset backed loans, unitranche loans, mezzanine loans, unsecured loans, bonds, preferred equity and certain equity co-investments. Our portfolio may also include certain structured finance and other non-traditional structures. We generally invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Our portfolio totaled $1.4 billion at fair value as of September 30, 2019 and was comprised of 104 portfolio companies. These included debt investments in 79 companies, equity investments in 33 companies, including our limited partnership interests in two private equity funds, and our investment in Senior Loan Fund JV I, LLC, or the SLF JV I. Nine of these equity investments were in companies in which we also had a debt investment. At fair value, 91.0% of our portfolio consisted of debt investments and 78.6% of our portfolio consisted of senior secured loans as of September 30, 2019. The weighted average annual yield of our debt investments at fair value as of September 30, 2019, including our share of the return on our debt investment in SLF JV I, was approximately 8.9%, including 8.1% representing cash payments. The weighted average annual yield of our debt investments is determined before the payment of, and therefore does not take into account, our expenses and the payment by an investor of any stockholder transaction expenses, and does not represent the return on investment for our stockholders.

We are permitted to, and expect to continue to, finance our investments through borrowings. However, as a Business Development Company, subject to certain limited exceptions, we are currently only allowed to borrow amounts in accordance with the asset coverage requirements in the Investment Company Act. We generally expect to target a long-term debt to equity ratio of 0.70x to 0.85x (i.e., one dollar of equity for each $0.70 to $0.85 of debt outstanding). As of September 30, 2019, we had a debt to equity ratio of 0.51x (i.e., one dollar of equity for each $0.51 of debt outstanding). At a special meeting of our stockholders held on June 28, 2019, our stockholders approved the application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act to us, effective as of June 29, 2019. The reduced asset coverage requirements permit us to double the maximum amount of leverage that we are permitted to incur by reducing the asset coverage requirements applicable to us from 200% to 150%. As a result of the reduced asset coverage requirement, we can incur $2 of debt for each $1 of equity as compared to $1 of debt for each $1 of equity.

Our Adviser

We are externally managed and advised by Oaktree, a registered investment adviser under the Investment Advisers Act of 1940, as amended. The principal executive offices of Oaktree are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Oaktree, subject to the overall supervision of our Board of Directors, manages our day-to-day operations, and provides investment advisory services to us pursuant to the Investment Advisory Agreement.

Our Adviser is a leading global investment management firm headquartered in Los Angeles, California, focused on less efficient markets and alternative investments. A number of our Adviser’s senior executives and investment professionals have been investing together for over 33 years and have generated impressive investment performance through multiple market cycles. As of September 30, 2019, our Adviser (together with its affiliates) had approximately $122 billion in assets under management1. Our Adviser emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high-yield debt and senior loans), control investing, real estate, convertible securities and listed equities.

In 2019, Brookfield acquired a majority economic interest in OCG. OCG operates as an independent business within Brookfield, with its own product offerings and investment, marketing and support teams. Brookfield is a leading global alternative asset manager with a 120-year history and over $500 billion of assets under management (inclusive of Oaktree) across a broad portfolio of real estate, infrastructure, renewable power, credit and private equity assets. Commencing in 2022, OCG’s founders, senior management and current and former employee-unitholders of OCG will be able to sell their remaining OCG units to Brookfield over time pursuant to an agreed upon liquidity schedule and approach to valuing such units at the time of liquidation. Pursuant to this liquidity schedule, the earliest year in which Brookfield could own 100% of the OCG business is 2029.

Our Adviser’s primary firm-wide goal is to achieve attractive returns while bearing less than commensurate risk. Our Adviser believes that it can achieve this goal by taking advantage of market inefficiencies in which financial markets and their participants fail to accurately value assets or fail to make available to companies the capital that they reasonably require.

Our Adviser believes that its defining characteristic is its adherence to the highest professional standards, which has yielded several important benefits. First and foremost, this characteristic has allowed our Adviser to attract and retain an extremely talented group of investment professionals, or the Investment Professionals. As of September 30, 2019, our Adviser had over 950 professionals in 18 cities and 13 countries, 39 portfolio managers with an average experience of 24 years and approximately 950 years of combined industry experience. Specifically, the Strategic Credit group that is primarily responsible for implementing our investment strategy consists of over 20 Investment Professionals led by Armen Panossian, our Chief Executive Officer and Chief Investment Officer, who focus on the investment strategy employed by our Adviser and certain of its affiliates. Second, it has permitted the investment team to build strong relationships with brokers, banks and other market participants. These institutional relationships have been instrumental in strengthening access to trading opportunities, to understanding the current market, and to executing the investment team’s investment strategies.

[1]

References to “assets under management” or “AUM” represent assets managed by our Adviser and a proportionate amount of the AUM reported by DoubleLine Capital LP, or Doubleline, in which our Adviser owns a 20% minority interest. Our Adviser’s methodology for calculating AUM includes (i) the net asset value of assets managed directly by our Adviser, (ii) the leverage on which management fees are charged, (iii) undrawn capital that our Adviser is entitled to call from investors in Oaktree funds pursuant to their capital commitments, (iv) for collateralized loan obligation vehicles, or CLOs, the aggregate par value of collateral assets and principal cash, (v) for publicly-traded Business Development Companies, gross assets (including assets acquired with leverage), net of cash, and (vi) our Adviser’s pro rata portion of the AUM reported by DoubleLine. Our Adviser’s calculation of AUM may differ from the calculations of other asset managers and, as a result, our Adviser’s measurements of AUM may not be comparable to similar measures presented by other asset managers. Our Adviser’s definition of AUM is not based on the definitions of AUM that may be set forth in agreements governing the investment funds, vehicles or accounts that it manages and is not calculated pursuant to regulatory definitions.

Our Adviser and its affiliates provide discretionary investment management services to other managed accounts and investment funds, which may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. The activities of such managed accounts and investment funds may raise actual or potential conflicts of interest.

Strategic Credit

Our Adviser officially launched its Strategic Credit strategy in early 2013 as a step-out from its Distressed Debt strategy, to capture attractive investment opportunities that appear to offer too little return for distressed debt investors, but may pose too much uncertainty for high-yield bond creditors. The strategy seeks to achieve an attractive total return by investing in public and private performing debt.

Strategic Credit focuses on U.S. and non-U.S. investment opportunities that arise from pricing inefficiencies that occur in the primary and secondary markets or from the financing needs of healthy companies with limited access to traditional lenders or public markets. Typical investments will be in high yield bonds and senior secured loans for borrowers that are in need of direct loans, rescue financings, or other capital solutions or that have had challenged or unsuccessful primary offerings.

The Investment Professionals employ a fundamental, value-driven opportunistic approach to credit investing, which seeks to benefit from the resources, relationships and proprietary information of our Adviser’s global investment platform.

Our Administrator

We entered into an administration agreement, as amended from time to time, or the Administration Agreement, with Oaktree Administrator, a Delaware limited liability company and a wholly owned subsidiary of Oaktree. The principal executive offices of Oaktree Administrator are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to the Administration Agreement, Oaktree Administrator provides services to us, and we reimburse Oaktree Administrator for costs and expenses incurred by Oaktree Administrator in performing its obligations under the Administration Agreement and providing personnel and facilities thereunder.

Corporate Information

Our principal executive offices are located at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and our telephone number is (213) 830-6300. Our corporate website is located at www.oaktreespecialtylending.com. Except for the documents incorporated by reference into this prospectus, information on our website is not incorporated into or a part of this prospectus or any related prospectus supplement.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus and any accompanying prospectus supplement involves substantial risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement or free writing prospectus before acquiring any of such securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered securities. The risks described in these documents are not the only risks we face, and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and any accompanying prospectus supplement constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus and any accompanying prospectus supplement may include statements as to:

•	our future operating results and distribution projections;

•	the ability of Oaktree to reposition our portfolio and to implement Oaktree’s future plans with respect to our business;

•	the ability of Oaktree to attract and retain highly talented professionals;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments and additional leverage we may seek to incur in the future;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies; and

•	the cost or potential outcome of any litigation to which we may be party.

In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus, and any accompanying prospectus supplement, involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement. Other factors that could cause actual results to differ materially include:

•	changes or potential disruptions in our operations, the economy, financial markets or political environment;

•

future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to Business Development Companies and RICs; and

•	other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this prospectus and will base the forward-looking statements included in any accompanying prospectus supplement on information available to us on the date of this prospectus and any accompanying prospectus supplement, as appropriate, and we assume no obligation to update any such forward-looking statements, except as required by law. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained in this prospectus and any accompanying prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the forward looking statements contained in our periodic reports are excluded from the safe-harbor protection provided by Section 21E of the Exchange Act.

USE OF PROCEEDS

We intend to use substantially all of the net proceeds from selling our securities to make investments in accordance with our investment objective and strategies described in this prospectus or any prospectus supplement and for general corporate purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings, including borrowings under the Credit Facility and to redeem or repurchase the 2024 Notes and 2028 Notes.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within three to six months. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. The prospectus supplement relating to an offering will more fully identify the use of proceeds from any offering.

PORTFOLIO COMPANIES

The following table sets forth certain information as of September 30, 2019, for each portfolio company in which we had a debt or equity investment. Our only formal relationships with our portfolio companies are the managerial assistance ancillary to our investments and the board observation or participation rights we may receive. For example, certain of our officers may serve as members of the boards of certain of our portfolio companies.

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Control Investments								(8)(9)
C5 Technology Holdings, LLC	Data Processing & Outsourced Services
850 W. Jackson Blvd. Chicago, IL 60607		829 Common Units	82.9%			—	—	(20)
		34,984,460.37 Preferred Units				$34,984	$34,984	(20)
						34,984	34,984

First Star Speir Aviation Limited	Airlines	First Lien Term Loan,						(10)
2 Grand Canal Square Grand Canal Quay Dublin 2 662881, Ireland		9.00% cash due 12/15/2020
					$11,510	2,140	11,510	(11)(20)
		100% equity interest	100.0%			8,500	4,630	(11)(12)(20)
						10,640	16,140

New IPT, Inc.	Oil & Gas Equipment & Services	First Lien Term Loan, LIBOR+5.00% cash due 3/17/2021
1707 Cole Blvd., Suite 200 Golden, CO 80401				7.10%	3,256	3,256	3,256	(6)(20)
		First Lien Revolver, LIBOR+5.00% cash due 3/17/2021		7.10%	1,009	1,009	1,009	(6)(19)(20)
		50.087 Class A Common Units in New IPT Holdings, LLC	50.1%			—	2,903	(20)
						4,265	7,168

Senior Loan Fund JV I, LLC	Multi-Sector Holdings							(14)(15)
333 South Grand Avenue 28th Floor Los Angeles, CA 90071		Subordinated Debt, LIBOR+7.00% cash due 12/29/2028		9.39%	96,250	96,250	96,250	(6)(11)(20)
		87.5% LLC equity interest	87.5%			49,322	30,052	(11)(16)(19)
						145,572	126,302

Thruline Marketing, Inc.	Advertising							(25)
15500 West 113th Street, Suite 200 Lenexa, KS 66219		First Lien Term Loan, LIBOR+7.00% cash due 4/3/2022		9.10%	18,146	18,146	18,146	(6)(20)
		First Lien Revolver, LIBOR+7.75% cash due 4/3/2022			—	—	—	(6)(19)(20)
		9,073 Class A Units in FS AVI Holdco, LLC	90.7%			10,648	6,438	(20)
						28,794	24,584

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Affiliate Investments	Specialized Finance							(17)
Assembled Brands Capital LLC
76 Greene Street New York, NY 10012		First Lien Delayed Draw Term Loan, LIBOR+6.00% cash due 10/17/2023		8.10%	5,585	5,585	5,585	(6)(19)(20)
		1,609,201 Class A Units	7.8%			765	782	(20)
		1,019,168.80 Preferred Units, 6%				1,019	1,019	(20)
		70,424.5641 Class A Warrants (exercise price $3.3778) expiration date 9/9/2029				—	—	(20)
						7,369	7,386

Caregiver Services, Inc.	Health Care Services
10451 N.W. 117th Avenue Suite 110 Miami, FL 33178		1,080,399 shares of Series A Preferred Stock, 10%				1,080	1,784	(20)
						1,080	1,784

Non-Control/Non-Affiliate Investments								(18)
4 Over International, LLC	Commercial Printing
5900 San Fernando Road Glendale, CA 91202		First Lien Term Loan, LIBOR+6.00% cash due 6/7/2022		8.04%	5,799	5,764	5,688	(6)(20)
		First Lien Revolver, PRIME+5.00% cash due 6/7/2021		10.00%	255	238	212	(6)(19)(20)
						6,002	5,900

99 Cents Only Stores LLC	General Merchandise Stores
4000 Union Pacific Avenue City of Commerce, CA 90023		First Lien Term Loan, LIBOR+5.00% cash 1.50% PIK due 1/13/2022		7.10%	19,326	18,946	16,934	(6)
						18,946	16,934

Access CIG, LLC	Diversified Support Services
6818 A Patterson Pass Road Livermore, CA 94550		Second Lien Term Loan, LIBOR+7.75% cash due 2/27/2026		10.07%	15,000	14,892	15,000	(6)(20)
						14,892	15,000

Aden & Anais Merger Sub, Inc.	Apparel, Accessories & Luxury Goods
20 Jay Street, Suite 600 Brooklyn, NY 11201		51,645 Common Units in Aden & Anais Holdings, Inc.	5.2%			5,165	—	(20)
						5,165	—

AdVenture Interactive, Corp.	Advertising
1933 N. Meacham Rd. Suite 400 Schaumburg, IL 60173		9,073 shares of common stock
			90.7%			13,611	12,677	(20)
						13,611	12,677

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
AI Ladder (Luxembourg) Subco S.a.r.l.	Electrical Components & Equipment
2-4, Rue Beck L-1222, Luxembourg		First Lien Term Loan, LIBOR+4.50% cash due 7/9/2025		6.60%	21,752	21,210	20,032	(6)(11)
						21,210	20,032

AI Sirona (Luxembourg) Acquisition S.a.r.l.	Pharmaceuticals
5 Rue des Capucins L-1313, Luxembourg		Second Lien Term Loan,
		EURIBOR+7.25% cash due 7/10/2026		7.25%	€17,500	20,035	18,673	(6)(11)
						20,035	18,673

Air Medical Group Holdings, Inc.	Health Care Services
209 Highway 121 Bypass Suite 21 Lewisville, TX 75067		First Lien Term Loan, LIBOR+4.25% cash due 3/14/2025		6.29%	6,321	6,192	5,936	(6)
						6,192	5,936

AirStrip Technologies, Inc.	Application Software
335 East Sonterra Blvd. Suite 200 San Antonio, TX 78258		22,858.71 Series C-1 Preferred Stock Warrants (exercise price $34.99757) expiration date 5/11/2025				90	—	(20)
						90	—

Airxcel, Inc.	Household Appliances
4000 Union Pacific Avenue City of Commerce, CA 90023		First Lien Term Loan, LIBOR+4.50% cash due 4/28/2025		6.54%	7,900	7,837	7,614	(6)
						7,837	7,614

Aldevron, L.L.C.	Biotechnology
4055 41st Avenue South Fargo, ND 58104		First Lien Term Loan, LIBOR+4.25% cash due 9/20/2026		6.36%	8,000	7,920	8,040	(6)
						7,920	8,040

Algeco Scotsman Global Finance Plc	Construction & Engineering
12 Berkeley Street, 2nd Floor Mayfair, London W1J8DT United Kingdom		Fixed Rate Bond, 8.00% cash due 2/15/2023			23,915	23,443	23,982	(11)
						23,443	23,982

Allen Media, LLC	Movies & Entertainment
1925 Century Park East 10th Floor Los Angeles, CA 90067		First Lien Term Loan, LIBOR+6.50% cash due 8/30/2023		8.60%	19,238	18,858	18,613	(6)(20)
						18,858	18,613

Altice France S.A.	Integrated Telecommunication Services
16 Rue du General Alain de Boissieu Paris, 75015 France		Fixed Rate Bond, 8.13% cash due 1/15/2024			3,000	3,045	3,113	(11)
		Fixed Rate Bond, 7.63% cash due 2/15/2025			2,000	2,012	2,083	(11)
						5,057	5,196

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Alvotech Holdings S.A.	Biotechnology							(24)
Saemundargata 15-19 101 Reykjavik, Iceland		Fixed Rate Bond 15% PIK Note A due 12/13/2023			14,800	16,304	18,089	(11)(20)
		Fixed Rate Bond 15% PIK Note B due 12/13/2023			14,800	16,304	16,609	(11)(20)
						32,608	34,698

Ancile Solutions, Inc.	Application Software
6085 Marshalee Drive Elkridge, MD 21075		First Lien Term Loan, LIBOR+7.00% cash due 6/30/2021		9.10%	8,677	8,591	8,504	(6)(20)
						8,591	8,504

Apptio, Inc.	Application Software
11100 NE 8th Street Suite 600 Bellevue, WA 98004		First Lien Term Loan, LIBOR+7.25% cash due 1/10/2025		9.56%	23,764	23,340	23,325	(6)(20)
		First Lien Revolver, LIBOR+7.25% cash due 1/10/2025			—	(27)	(28)	(6)(19)(20)
						23,313	23,297

Asurion, LLC	Property & Casualty Insurance
648 Grassmere Park Nashville, TN 37211		Second Lien Term Loan, LIBOR+6.50% cash due 8/4/2025		8.54%	22,000	21,954	22,382	(6)
						21,954	22,382

Avantor Inc.	Health Care
3477 Corporate Parkway Suite 200 Center Valley, PA 18034	Distributors	Fixed Rate Bond, 9.00% cash due 10/1/2025			3,000	2,975	3,379
						2,975	3,379

Belk Inc.	Department Stores
2801 West Tyvola Road Charlotte, NC 28217		First Lien Term Loan, LIBOR+4.75% cash due 12/12/2022		6.80%	653	585	480	(6)
						585	480

Blackhawk Network Holdings, Inc.	Data Processing & Outsourced
6220 Stoneridge Mall Road Pleasanton, CA 94588	Services	Second Lien Term Loan, LIBOR+7.00% cash due 6/15/2026		9.06%	26,250	26,013	26,283	(6)
						26,013	26,283

Boxer Parent Company Inc.	Systems Software
2101 Citywest Blvd. Houston, TX 77042		First Lien Term Loan, LIBOR+4.25% cash due 10/2/2025		6.29%	13,915	13,798	13,416	(6)
						13,798	13,416

California Pizza Kitchen, Inc.	Restaurants
12181 Bluff Creek Drive 5th Floor Playa Vista, CA 90094		First Lien Term Loan, LIBOR+6.00% cash due 8/23/2022		8.53%	3,122	3,097	2,800	(6)
						3,097	2,800

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Cenegenics, LLC	Health Care							(23)
851 South Rampart Blvd. Suite 220 Las Vegas, NV 89145	Services	First Lien Term Loan, 9.75% cash 2.00% PIK due 9/30/2019			29,781	27,738	—	(20)(21)
		First Lien Revolver, 15.00% cash due 9/30/2019			2,203	2,203	—	(20)(21)
		452,914.87 Common Units in Cenegenics, LLC	7.6%			598	—	(20)
		345,380.141 Preferred Units in Cenegenics, LLC				300	—	(20)
						30,839	—

CITGO Holding, Inc.	Oil & Gas
1293 Eldridge Parkway Houston, TX 77077	Refining & Marketing	Fixed Rate Bond, 9.25% cash due 8/1/2024			10,672	10,672	11,366
		First Lien Term Loan, LIBOR+7.00% cash due 8/1/2023		9.04%	10,000	9,855	10,219	(6)
						20,527	21,585

CITGO Petroleum Corp.	Oil & Gas Refining & Marketing
1293 Eldridge Parkway Houston, TX 77077		First Lien Term Loan, LIBOR+5.00% cash due 3/28/2024		7.10%	9,950	9,851	10,012	(6)
						9,851	10,012

Connect U.S. Finco LLC	Alternative Carriers
99 City Road London, UK NA EC1Y 1AX		First Lien Term Loan, LIBOR+4.50% cash due 9/23/2026		7.10%	30,000	29,400	29,580	(6)(11)
						29,400	29,580

Convergeone Holdings, Inc.	IT Consulting & Other Services
10900 Nesbitt Avenue South Bloomington, MN 55437		First Lien Term Loan, LIBOR+5.00% cash due 1/4/2026		7.04%	14,770	14,225	13,352	(6)
						14,225	13,352

Conviva Inc.	Application Software
989 East Hillsdale Blvd. Suite 400 Foster City, CA 94404		417,851 Series D Preferred Stock Warrants (exercise price $1.1966) expiration date 2/28/2021				105	411	(20)
						105	411

Covia Holdings Corporation	Oil & Gas Equipment & Services
3 Summit Park Drive Suite 700 Independence, OH 44131		First Lien Term Loan, LIBOR+4.00% cash due 6/1/2025		6.31%	7,900	7,900	6,484	(6)(11)
						7,900	6,484

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
DigiCert, Inc.	Internet Services & Infrastructure
2801 N. Thanksgiving Way Suite 500 Lehi, UT 84043		First Lien Term Loan, LIBOR+4.00% cash due 10/31/2024		6.04%	4,222	4,184	4,221	(6)
						4,184	4,221

Dominion Diagnostics, LLC	Health Care Services							(23)
211 Circuit Dr. North Kingstown, RI 02852		Subordinated Term Loan, 11.00% cash 1.00% PIK due 10/18/2019			20,273	14,281	2,890	(20)(21)
		First Lien Term Loan, PRIME+4.00% cash due 4/8/2019		9.00%	45,691	45,691	45,691	(6)(20)
		First Lien Revolver, PRIME+4.00% cash due 4/8/2019		9.00%	2,090	2,090	2,090	(6)(20)
						62,062	50,671

The Dun & Bradstreet Corporation	Research & Consulting Services
103 JFK Parkway Short Hills, NJ 07078		First Lien Term Loan, LIBOR+5.00% cash due 2/6/2026		7.05%	10,000	9,817	10,074	(6)
		Fixed Rate Bond 6.875% cash due 8/15/2026			5,000	5,000	5,459
						14,817	15,533

Eagleview Technology Corporation	Application Software
3700 Monte Villa Parkway Suite 200 Bothell, WA 98021		Second Lien Term Loan, LIBOR+7.50% cash due 8/14/2026		9.55%	12,000	11,880	11,520	(6)(20)
						11,880	11,520

EHR Canada, LLC	Food Retail
3309 Collins Lane Louisville, KY 40245		First Lien Term Loan, LIBOR+8.00% cash due 9/28/2020		10.10%	14,611	14,473	14,903	(6)(20)
						14,473	14,903

EOS Fitness Opco Holdings, LLC	Leisure Facilities
1 East Washington Street Phoenix, AZ 85004		487.5 Class A Preferred Units, 12%				488	855	(20)

		12,500 Class B Common Units	1.3%			—	934	(20)
						488	1,789

Equitrans Midstream Corp.	Oil & Gas Storage & Transportation
625 Liberty Avenue Suite 2000 Pittsburgh, PA 15222		First Lien Term Loan, LIBOR+4.50% cash due 1/31/2024		6.55%	11,910	11,603	11,926	(6)(11)
						11,603	11,926

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
ExamSoft Worldwide, Inc.	Application Software
5001 LBJ Freeway Suite 700 Dallas, TX 75244		180,707 Class C Units in ExamSoft Investor LLC	0.5%			181	—	(20)
						181	—

GI Chill Acquisition LLC	Managed Health Care
11915 La Grange Avenue Los Angeles, CA 90025		First Lien Term Loan, LIBOR+4.00% cash due 8/6/2025		6.10%	17,820	17,731	17,775	(6)(20)
		Second Lien Term Loan, LIBOR+7.50% cash due 8/6/2026		9.60%	10,000	9,914	10,000	(6)(20)
						27,645	27,775

GKD Index Partners, LLC	Specialized Finance
4925 Greenville Avenue - Suite 840 Dallas, TX 75206		First Lien Term Loan, LIBOR+7.25% cash due 6/29/2023		9.35%	22,402	22,235	22,108	(6)(20)
		First Lien Revolver, LIBOR+7.25% cash due 6/29/2023			—	(9)	(15)	(6)(19)(20)
						22,226	22,093

GoodRx, Inc.	Interactive Media & Services
233 Wilshire Blvd. Suite 990 Santa Monica, CA 90401		Second Lien Term Loan, LIBOR+7.50% cash due 10/12/2026		9.54%	22,222	21,805	22,500	(6)(20)
						21,805	22,500

Guidehouse LLP	Research & Consulting Services							(13)
1800 Tysons Boulevard 7th Floor McLean, VA 22102		Second Lien Term Loan, LIBOR+7.50% cash due 5/1/2026		9.54%	20,000	19,917	19,750	(6)
						19,917	19,750

HealthEdge Software, Inc.	Application Software
30 Corporate Drive Burlington, MA 01803		482,453 Series A-3 Preferred Stock Warrants (exercise price $1.450918) expiration date 9/30/2023				213	757	(20)
						213	757

I Drive Safely, LLC	Education Services
5760 Fleet Street, Suite 210 Carlsbad, CA 92008		125,079 Class A Common Units of IDS Investments, LLC	1.1%			1,000	200	(20)
						1,000	200

IBG Borrower LLC	Apparel, Accessories & Luxury Goods
1450 Broadway New York, NY 10018		First Lien Term Loan, LIBOR+7.00% cash due 8/2/2022		9.13%	14,209	13,027	13,286	(6)(20)
						13,027	13,286

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
iCIMs, Inc.	Application Software
101 Crawfords Corner Road, Suite 3-100, Fifth Floor Holmdel, NJ 07733		First Lien Term Loan, LIBOR+6.50% cash due 9/12/2024		8.56%	16,718	16,436	16,438	(6)(20)
		First Lien Revolver, LIBOR+6.50% cash due 9/12/2024			—	(15)	(15)	(6)(19)(20)
						16,421	16,423

Integral Development Corporation	Other Diversified Financial Services
850 Hansen Way Palo Alto, CA 94304		1,078,284 Common Stock Warrants (exercise price $0.9274) expiration date 7/10/2024				113	—	(20)
						113	—

Kellermeyer Bergensons Services, LLC	Environmental & Facilities Services
1575 Henthorne Drive Maumee, OH 43537		Second Lien Term Loan, LIBOR+8.50% cash due 4/29/2022		10.77%	6,105	5,940	5,937	(6)(20)
						5,940	5,937

L Squared Capital Partners LLC	Multi-Sector Holdings
3434 Via Lido, Suite 300 Newport Beach, CA 92663		2.00% limited partnership interest	2.0%			864	2,237	(11)(16)
						864	2,237

Lanai Holdings III, Inc.	Health Care Distributors
70 West Madison Street # 4600 Chicago, IL 60602		First Lien Term Loan, LIBOR+4.75% cash due 8/29/2022		7.01%	19,892	19,586	18,583	(6)
						19,586	18,583

Lannett Company, Inc.	Pharmaceuticals
13200 Townsend Road Philadelphia, PA 19154		First Lien Term Loan, LIBOR+5.00% cash due 11/25/2020		7.04%	762	762	759	(6)(11)
						762	759

Lift Brands Holdings, Inc.	Leisure Facilities
7 Times Square, Suite 4307 New York, NY 10036		2,000,000 Class A Common Units in Snap Investments, LLC	2.0%			1,399	3,020	(20)
						1,399	3,020

Lightbox Intermediate, L.P.	Real Estate Services
780 Third Avenue New York, NY 10017		First Lien Term Loan, LIBOR+5.00% cash due 5/9/2026		7.05%	39,900	39,332	39,501	(6)(20)
						39,332	39,501

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Long’s Drugs Incorporated	Pharmaceuticals
630 Kilbourne Road Columbia, SC 29205		50 Series A Preferred Shares in Long’s Drugs Incorporated				385	924	(20)
		25 Series B Preferred Shares in Long’s Drugs Incorporated				210	572	(20)
						595	1,496

LTI Holdings, Inc.	Auto Parts & Equipment
600 S Mcclure Road Modesto, CA 95357		Second Lien Term Loan, LIBOR+6.75% cash due 9/6/2026		8.79%	9,000	9,000	8,246	(6)
						9,000	8,246

Lytx Holdings, LLC	Research & Consulting Services
9785 Towne Centre Drive San Diego, CA 92121		3,500 Class B Units	0.9%			—	2,053	(20)
						—	2,053

Maravai Intermediate Holdings, LLC	Biotechnology
9955 Mesa Rim Road San Diego, CA 92121		First Lien Term Loan, LIBOR+4.25% cash due 8/2/2025		6.31%	11,880	11,761	11,813	(6)(20)
						11,761	11,813

Mayfield Agency Borrower Inc.	Property & Casualty Insurance
59 Maiden Lane New York, NY 10038		First Lien Term Loan, LIBOR+4.50% cash due 2/28/2025		6.54%	15,892	15,630	15,481	(6)
		Second Lien Term Loan, LIBOR+8.50% cash due 3/2/2026		10.54%	35,925	35,492	36,285	(6)(20)
						51,122	51,766

McAfee, LLC	Systems Software
2821 Mission College Blvd. Santa Clara, CA 95054		First Lien Term Loan, LIBOR+3.75% cash due 9/30/2024		5.79%	10,957	10,884	10,995	(6)
		Second Lien Term Loan, LIBOR+8.50% cash due 9/29/2025		10.54%	7,000	7,034	7,093	(6)
						17,918	18,088

MHE Intermediate Holdings, LLC	Diversified Support Services
2 Penn Plaza New York, NY 10121		First Lien Term Loan, LIBOR+5.00% cash due 3/8/2024		7.10%	2,932	2,913	2,874	(6)(20)
						2,913	2,874

Mindbody, Inc.	Internet Services & Infrastructure
4051 Broad Street Suite 220 San Luis Obispo, CA 93401		First Lien Term Loan, LIBOR+7.00% cash due 2/14/2025		9.06%	28,952	28,434	28,402	(6)(20)
		First Lien Revolver, LIBOR+7.00% cash due 2/15/2025			—	(55)	(58)	(6)(19)(20)
						28,379	28,344

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Ministry Brands, LLC	Application Software
14488 Old Stage Road Lenoir City, TN 37772		Second Lien Term Loan, LIBOR+9.25% cash due 6/2/2023		11.34%	7,056	6,997	7,056	(6)(20)
		Second Lien Delayed Draw Term Loan, LIBOR+9.25% cash due 6/2/2023		11.34%	1,944	1,927	1,944	(6)(20)
		First Lien Revolver, LIBOR+5.00% cash due 12/2/2022		7.04%	200	191	200	(6)(19)(20)
						9,115	9,200

Navicure, Inc.	Health Care Technology
2055 Sugarloaf Circle Suite 600 Duluth, GA 30097		Second Lien Term Loan, LIBOR+7.50% cash due 10/31/2025		9.54%	14,500	14,389	14,573	(6)(20)
						14,389	14,573

Numericable SFR SA	Integrated Telecommunication Services
16 Rue du General Alain de Boissieu Paris, 75015 France		Fixed Rate Bond, 7.38% cash due 5/1/2026			5,000	5,104	5,380	(11)
						5,104	5,380

OmniSYS Acquisition Corporation	Diversified Support Services
15950 Dallas Parkway, Suite 350 Dallas, TX 75248		100,000 Common Units in OSYS Holdings, LLC	1.6%			1,000	750	(20)
						1,000	750

Onvoy, LLC	Integrated Telecommunication Services
10300 6th Avenue North Plymouth, MN 55441		Second Lien Term Loan, LIBOR+10.50% cash due 2/10/2025		12.54%	16,750	16,750	13,187	(6)(20)
		19,666.67 Class A Units in GTCR Onvoy Holdings, LLC	0.6%			1,967	—	(20)
		13,664.73 Series 3 Class B Units in GTCR Onvoy Holdings, LLC	0.5%			—	—	(20)
						18,717	13,187

P2 Upstream Acquisition Co.	Application Software
1670 Broadway, Suite 2800 Denver, CO 80202		First Lien Term Loan, LIBOR+4.00% cash due 10/30/2020		6.19%	2,976	2,936	2,950	(6)

		First Lien Revolver, LIBOR+4.00% cash due 2/1/2020			—	—	(79)	(6)(19)
						2,936	2,871

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
PaySimple, Inc.	Data Processing & Outsourced Services
1515 Wynkoop Street Suite 250 Denver, CO 80202		First Lien Term Loan, LIBOR+5.50% cash due 8/23/2025		7.55%	37,750	37,004	37,184	(6)(20)
		First Lien Delayed Draw Term Loan, LIBOR+5.50% cash due 8/23/2025			—	(242)	(184)	(6)(19)(20)
						36,762	37,000

Pingora MSR Opportunity Fund I-A, LP	Thrifts & Mortgage Finance
1755 Blake Street Boulder, CO 80202		1.86% limited partnership interest	1.9%			1,217	691	(11)(16)(19)
						1,217	691

PLATO Learning Inc.	Education Services
5600 West 83rd Street Suite 300, 8200 Tower Bloomington, MN 55437		Unsecured Senior PIK Note, 8.5% PIK due 12/9/2021			2,845	2,434	—	(20)(22)
		Unsecured Junior PIK Note, 10% PIK due 12/9/2021			13,577	10,227	—	(20)(22)
		Unsecured Revolver, 5.00% cash due 12/9/2021			2,064	1,885	(184)	(19)(20)(21)
		126,127.80 Class A Common Units of Edmentum	3.4%			126	—	(20)
						14,672	(184)

Project Boost Purchaser, LLC	Application Software
Unit 5, Priors Way Maidenhead Berkshire SL6 2HP UK		First Lien Term Loan, LIBOR+3.50% cash due 6/1/2026		5.54%	7,000	6,930	6,964	(6)

		Second Lien Term Loan, LIBOR+8.00% cash due 5/9/2027		10.14%	3,750	3,750	3,750	(6)(20)
						10,680	10,714

ProFrac Services, LLC	Industrial Machinery
777 Main Street, Suite 3900 Fort Worth, TX 76102		First Lien Term Loan, LIBOR+6.25% cash due 9/15/2023		8.66%	17,192	17,055	16,848	(6)(20)
						17,055	16,848

QuorumLabs, Inc.	Application Software
2890 Zanker Road, Suite 102 San Jose, CA 95134		64,887,669 Junior-2 Preferred Stock				375	—	(20)
						375	—

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Refac Optical Group	Specialty Stores
1 Harmon Drive Glen Oaks Industrial Park Glendora, NJ 08029		1,550.9435 Shares of Common Stock in Refac Holdings, Inc.	1.9%			1	—	(20)
		550.9435 Series A-2 Preferred Stock in Refac Holdings, Inc., 10%				305	—	(20)
		1,000 Series A-1 Preferred Stock in Refac Holdings, Inc., 10%				999	—	(20)
						1,305	—

Salient CRGT, Inc.	Aerospace & Defense
4000 Legato Road, Suite 600 Fairfax, VA 22033		First Lien Term Loan, LIBOR+6.00% cash due 2/28/2022		8.05%	3,086	3,056	2,932	(6)(20)
						3,056	2,932

Scilex Pharmaceuticals Inc.	Pharmaceuticals
301 Lindenwood Drive Suite 300 Malvern, PA 19355		Fixed Rate Zero Coupon Bond due 8/15/2026			15,879	11,146	11,353	(20)
						11,146	11,353

ShareThis, Inc.	Application Software
4005 Miranda Avenue Suite 100 Palo Alto, CA 94304		345,452 Series C Preferred Stock Warrants (exercise price $3.0395) expiration date 3/4/2024				367	2	(20)
						367	2

Sorrento Therapeutics, Inc.	Biotechnology
4955 Directors Place San Diego CA 92121		First Lien Term Loan, LIBOR+7.00% cash due 11/7/2023		9.13%	30,000	28,132	29,250	(6)(11)(20)
		First Lien Delayed Draw Term Loan, LIBOR+7.00% cash due 11/7/2023			—	(62)	(69)	(6)(11)(19)(20)
		Stock Warrants Strike (exercise price $3.28) expiration date 5/7/2029				1,750	1,667	(11)(20)
		Stock Warrants Strike (exercise price $3.94) expiration date 11/3/2029				—	320	(11)(20)
						29,820	31,168

Swordfish Merger Sub LLC	Auto Parts & Equipment
6800 East 163rd Street Belton, MO 64012		Second Lien Term Loan, LIBOR+6.75% cash due 2/2/2026		8.79%	12,500	12,450	12,135	(6)(20)
						12,450	12,135

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
TerSera Therapeutics, LLC	Pharmaceuticals
150 North Field Drive Two Conway Park Suite 195 Lake Forest, IL 60045		Second Lien Term Loan, LIBOR+9.25% cash due 3/30/2024		11.35%	25,463	25,025	25,192	(6)(20)
		Second Lien Incremental Delayed Draw Term Loan, LIBOR+9.25% cash due 3/19/2020			—	—	(45)	(6)(19)(20)
		668,879 Common Units of TerSera Holdings LLC	0.9%			1,731	2,629	(20)
						26,756	27,776

TigerText, Inc.	Application Software
2110 Broadway Santa Monica, CA 90404		299,110 Series B Preferred Stock Warrants (exercise price $1.3373) expiration date 12/8/2024				60	560	(20)
						60	560

Transact Holdings Inc.	Application Software
22601 North 19th Avenue Suite 130 Phoenix, AZ 85027		First Lien Term Loan, LIBOR+4.75% cash due 4/30/2026		7.01%	7,000	6,895	6,965	(6)
						6,895	6,965

Tribe Buyer LLC	Human Resource & Employment Services
9760 Shepard Road Macedonia, OH 44056		First Lien Term Loan, LIBOR+4.50% cash due 2/16/2024		6.54%	830	830	775	(6)(20)
						830	775

Truck Hero, Inc.	Auto Parts & Equipment
5400 South State Road Ann Arbor, MI 48108		Second Lien Term Loan, LIBOR+8.25% cash due 4/21/2025		10.29%	21,500	21,191	20,103	(6)(20)
						21,191	20,103

Uber Technologies, Inc.	Application Software
405 Howard Street San Francisco, CA 94105		First Lien Term Loan, LIBOR+4.00% cash due 4/4/2025		6.03%	5,689	5,652	5,667	(6)
						5,652	5,667

Uniti Group LP	Specialized REITs
10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211		First Lien Term Loan, LIBOR+5.00% cash due 10/24/2022		7.04%	8,403	8,264	8,213	(6)(11)
						8,264	8,213

UOS, LLC	Trading Companies & Distributors
12660 East Lynchburg Salem Turnpike Forest, VA 24551		First Lien Term Loan, LIBOR+5.50% cash due 4/18/2023		7.54%	10,242	10,357	10,370	(6)
						10,357	10,370

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Veritas US Inc.	Application Software
2625 Augustine Drive Santa Clara, CA 95054		First Lien Term Loan, LIBOR+4.50% cash due 1/27/2023		6.60%	34,200	34,468	32,413	(6)
						34,468	32,413

Verscend Holding Corp.	Health Care Technology
201 Jones Road, 4th Floor Waltham, MA 02451		First Lien Term Loan, LIBOR+4.50% cash due 8/27/2025		6.54%	24,750	24,633	24,879	(6)
		Fixed Rate Bond, 9.75% cash due 8/15/2026			12,000	12,022	12,823
						36,655	37,702

Vertex Aerospace Services Corp.	Aerospace & Defense
1041 Old Cassatt Road Berwyn, PA 19312		First Lien Term Loan, LIBOR+4.50% cash due 6/29/2025		6.54%	15,800	15,735	15,869	(6)
						15,735	15,869

Vitalyst Holdings, Inc.	IT Consulting & Other Services
One Bala Plaza, Suite 434 Bala Cynwyd, PA 19004		675 Series A Preferred Stock Units				675	440	(20)
		7,500 Class A Common Stock Units	1.5%			75	—	(20)
						750	440

Windstream Services, LLC	Integrated Telecommunication Services
4001 Rodney Parham Road Little Rock, AR 72212		Fixed Rate Bond, 8.63% cash due 10/31/2025			5,000	4,863	5,113	(11)
						4,863	5,113

WP CPP Holdings, LLC	Aerospace & Defense
1621 Euclid Avenue Suite 1850 Cleveland, OH 44115		Second Lien Term Loan, LIBOR+7.75% cash due 4/30/2026		10.01%	15,000	14,874	14,937	(6)
						14,874	14,937

xMatters, Inc.	Application Software
12647 Alcosta Blvd. Suite 425 San Ramon, CA 94583		600,000 Common Stock Warrants (exercise price $0.593333) expiration date 2/26/2025				709	273	(20)
						709	273

Yeti Holdings, Inc.	Leisure Products
7601 Southwest Parkway Austin, TX 78735		537,629 Shares Yeti Holdings, Inc. Common Stock	0.6%			—	15,054
						—	15,054

Zep Inc.	Specialty Chemicals
3330 Cumberland Blvd. Suite 700 Atlanta, GA 30339		Second Lien Term Loan, LIBOR+8.25% cash due 8/11/2025		10.35%	30,000	29,889	21,950	(6)(20)
		First Lien Term Loan, LIBOR+4.00% cash due 8/12/2024		6.04%	1,975	1,899	1,564	(6)
						31,788	23,514

Name and Address of Portfolio Company (1)(2)(3)(4)(5)	Principal Business	Title of Securities Held by Us	Percentage of Ownership Interest*	Cash Interest Rate (6)	Principal ($ in thousands) (7)	Cost ($ in thousands)	Fair Value ($ in thousands)	Notes
Zephyr Bidco Limited 65 Grosvenor Street London, W1K3JH United Kingdom	Specialized Finance	Second Lien Term Loan, UK LIBOR+7.50% cash due 7/23/2026		8.21%	£18,000	23,632	22,006	(6)(11)
						23,632	22,006

*	Percentage of class held refers only to equity held, if any. Calculated on a fully diluted basis.
(1)	All debt investments are income producing unless otherwise noted. All equity investments are non-income producing unless otherwise noted.
(2)	See Note 3 in the notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for portfolio composition by geographic region.
(3)	Equity ownership may be held in shares or units of companies related to the portfolio companies.
(4)

Interest rates may be adjusted from period to period on certain term loans and revolvers. These rate adjustments may be either temporary in nature due to tier pricing arrangements or financial or payment covenant violations in the original credit agreements or permanent in nature per loan amendment or waiver documents.

(5)

With the exception of investments held by our wholly-owned subsidiaries that each formerly held a license from the U.S. Small Business Administration to operate as a small business investment company, each of our investments is pledged as collateral under the Credit Facility.

(6)

The interest rate on the principal balance outstanding for all floating rate loans is indexed to LIBOR and/or an alternate base rate (e.g., prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, we have provided the applicable margin over LIBOR or the alternate base rate based on each respective credit agreement and the cash interest rate as of period end. All LIBOR shown above is in U.S. dollars unless otherwise noted. As of September 30, 2019, the reference rates for our variable rate loans were the 30-day LIBOR at 2.04%, the 60-day LIBOR at 2.09%, the 90-day LIBOR at 2.10%, the 180-day LIBOR at 2.06%, the PRIME at 5.00%, the 30-day UK LIBOR at 0.71% and the 30-day EURIBOR at (0.51)%. Most loans include an interest floor, which generally ranges from 0% to 1%.

(7)

Principal includes accumulated payment in kind, or PIK, interest and is net of repayments, if any. “£” signifies the investment is denominated in British Pounds. “€” signifies the investment is denominated in Euros. All other investments are denominated in U.S. dollars.

(8)

Control Investments generally are defined by the Investment Company Act as investments in companies in which we own more than 25% of the voting securities or maintain greater than 50% of the board representation.

(9)

As defined in the Investment Company Act, we are deemed to be both an “Affiliated Person” of and to “Control” this portfolio company as we own more than 25% of the portfolio company’s outstanding voting securities or have the power to exercise control over management or policies of such portfolio company (including through a management agreement).

(10)

First Star Speir Aviation 1 Limited is a wholly-owned holding company formed by us in order to facilitate our investment strategy. In accordance with Accounting Standards Update 2013-08, we have deemed the holding company to be an investment company under accounting principles generally accepted in the United States and therefore deemed it appropriate to consolidate the financial results and financial position of the holding company and to recognize dividend income versus a combination of interest income and dividend income. Accordingly, the debt and equity investments in the wholly-owned holding company are disregarded for accounting purposes since the economic substance of these instruments are equity investments in the operating entities.

(11)

Investment is not a “qualifying asset” as defined under Section 55(a) of the Investment Company Act. Under the Investment Company Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. As of September 30, 2019, qualifying assets represented 75.0% of our total assets and non-qualifying assets represented 25.0% of our total assets.

(12)	Income producing through payment of dividends or distributions.
(13)	During the year ended September 30, 2019, the portfolio company was renamed from Eton to Guidehouse LLP.
(14)	See Note 3 in the notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for portfolio composition.
(15)

On December 28, 2018, the mezzanine notes issued by SLF Repack Issuer 2016, LLC, a wholly-owned, special purpose issuer subsidiary of SLF JV I were redeemed and we purchased subordinated notes and LLC equity interests issued by SLF JV I. Prior to December 28, 2018, the mezzanine notes issued by SLF Repack Issuer 2016, LLC consisted of Class A mezzanine secured deferrable floating rate notes and Class B mezzanine secured deferrable fixed rate notes.

(16)

This investment was valued using NAV as a practical expedient for fair value. Consistent with Financial Accounting Standards Board guidance under Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, or ASC 820, these investments are excluded from the hierarchical levels.

(17)	Affiliate Investments generally are defined by the Investment Company Act as investments in companies in which we own between 5% and 25% of the voting securities.
(18)	Non-Control/Non-Affiliate Investments are investments that are neither Control Investments nor Affiliate Investments.
(19)

Investment has undrawn commitments. Unamortized fees are classified as unearned income which reduces cost basis, which may result in a negative cost basis. A negative fair value may result from the unfunded commitment being valued below par.

(20)	As of September 30, 2019, these investments are categorized as Level 3 within the fair value hierarchy established by ASC 820.
(21)	This investment was on cash non-accrual status as of September 30, 2019. Cash non-accrual status is inclusive of PIK and other non-cash income, where applicable.
(22)	This investment was on PIK non-accrual status as of September 30, 2019. PIK non-accrual status is inclusive of other non-cash income, where applicable.
(23)	Payments on this investment are currently past due.
(24)

PIK interest income for this investment accrues at an annualized rate of 15%; however, the PIK interest is not contractually capitalized on the investment. As a result, the principal amount of the investment does not increase over time for accumulated PIK interest. The accumulated PIK interest balance as of September 30, 2019 is $3.6 million. The fair value of this investment is inclusive of PIK.

(25)	During the year ended September 30, 2019, the portfolio company was renamed from Keypath Education, Inc. to Thruline Marketing, Inc.

PORTFOLIO MANAGEMENT

Armen Panossian is our portfolio manager and primarily responsible for the day-to-day management of our portfolio. As of September 30, 2019, our portfolio manager manages two other business development companies with a total of approximately $0.9 billion in assets under management, 3 pooled investment vehicles with a total of approximately $0.5 billion in assets under management and 11 other accounts with a total of approximately $2.4 billion in assets under management. In addition to those funds and accounts for which Mr. Panossian has primary responsibility for day-to-day management, he is also Head of Oaktree’s Performing Credit organization and, in such capacity, oversees the management of approximately $40 billion in assets under management as of September 30, 2019.

Our portfolio manager is not employed by us and does not receive any direct compensation from us or from the previously listed accounts for serving in such capacity. Our portfolio manager is paid by our Adviser and compensation includes a base salary, deferred equity or other deferred compensation and discretionary bonuses and variable incentive compensation based primarily on past performance, services provided and expected future contributions.

The table below shows the dollar range of shares of our common stock beneficially owned by our portfolio manager as of September 30, 2019:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)(2)
Armen Panossian	None

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned are: none, $1 — $10,000, $10,001 — $50,000, $50,001 — $100,000, $100,001 — $500,000, $500,001 — $1,000,000, or over $1,000,000.

DIVIDEND REINVESTMENT PLAN

We have adopted a dividend reinvestment plan that provides for reinvestment of our distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our Board of Directors authorizes, and we declare, a cash distribution, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash distributions.

No action will be required on the part of a registered stockholder to have their cash distributions reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than three days prior to the dividend payment date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than three days prior to the dividend payment date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share. Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election. If the stockholder request is received less than three days prior to the dividend payment date then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances.

We intend to use newly issued shares to implement the plan when our shares are trading at or above net asset value. Under such circumstances, the number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the greater of (a) the net asset value per share of our common stock, and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our Board of Directors for such distribution. Market price per share on that date will be the closing price for such shares on the Nasdaq Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. We reserve the right to purchase shares in the open market in connection with our implementation of the plan if either (1) the price at which newly-issued shares are to be credited does not exceed 110% of the last determined net asset value of the shares; or (2) we have advised the plan administrator that since such net asset value was last determined, we have become aware of events that indicate the possibility of a material change in the per share net asset value as a result of which the net asset value of the shares on the payment date might be higher than the price at which the plan administrator would credit newly-issued shares to stockholders. Shares purchased in open market transactions by the plan administrator will be allocated to a stockholder based on the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased in the open market.

There will be no brokerage charges or other charges for dividend reinvestment to stockholders who participate in the plan. We will pay the plan administrator’s fees under the plan. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

Stockholders who receive distributions in the form of stock generally are subject to the same federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. A stockholder’s basis for determining gain or loss upon the sale of stock received in a distribution from us will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account.

Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com, by filling out the transaction request form located at the bottom of their statement and sending it to the plan administrator at P.O. Box 922, Wall Street Station, New York, New York, 10269-0560, or by calling the plan administrators at 1-866-665-2281.

We may terminate the plan upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by us. All correspondence concerning the plan should be directed to the plan administrator by mail at P.O. Box 922, Wall Street Station, New York, New York, 10269-0560, or by telephone at 1-866-665-2281.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes material provisions of the Delaware General Corporation Law and our restated certificate of incorporation, as amended, or our certificate of incorporation, and fourth amended and restated bylaws, or our bylaws. This summary is not necessarily complete, and we refer you to the Delaware General Corporation Law and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, of which 140,960,651 shares were outstanding as of November 20, 2019.

Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “OCSL.” No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally will not be personally liable for our debts or obligations.

Set forth below is a chart describing the classes of our securities outstanding as of November 20, 2019:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amount Under Column 3
Equity Securities
Common Stock	250,000,000	—	140,960,651
Debt Securities
2024 Notes	$75,000,000	—	$75,000,000
2028 Notes	$86,250,000	—	$86,250,000

Under the terms of our certificate of incorporation, all shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefore. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Under our certificate of incorporation, we will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation also provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. So long as we are regulated under the Investment Company Act, the above indemnification and limitation of liability will be limited by the Investment Company Act or by any valid rule, regulation or order of the SEC thereunder. The Investment Company Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Our certificate of incorporation permits us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Measures

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation and bylaws provide that:

•	the Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote; and

•	any vacancy on the Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the Board of Directors, may only be filled by vote of the directors then in office.

The classification of our Board of Directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.

Our certificate of incorporation and bylaws also provide that:

•

any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by our Board of Directors, chairman or chief executive officer.

Our bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Under our certificate of incorporation and bylaws, any amendment or repeal of the bylaws by the stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors. The vote of at least 66 2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will not be required to amend or repeal any provision of our certificate of incorporation pertaining to the Board of Directors, limitation of liability, indemnification, stockholder action or amendments to our certificate of incorporation. In addition, our certificate of incorporation permits our Board of Directors to amend or repeal our bylaws by a majority vote.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us with respect to the debt securities.

This section is a summary of the material provisions of the indenture, including the general terms of our debt securities and your rights as a holder of such securities. Any accompanying prospectus supplement will describe any other material terms of the debt securities being offered thereunder. This section does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC in connection with any debt offering, at which time the supplemental indenture would be publicly available. See “Available Information” for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default (as defined below);

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, federal income tax considerations relating to original issue discount, or OID;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured and the terms of any security interests;

•	the listing, if any, on a securities exchange; and

•	any other terms.

We are permitted to issue debt only in amounts such that our asset coverage, as defined in the Investment Company Act, equals at least 150% after each issuance of debt (subject to certain ongoing disclosure requirements). We may also borrow up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement, or offered debt securities, may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities”. The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

The holders of our debt securities will not have veto power or a vote in approving any changes to our investment or operational policies.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk protection or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities only in book-entry form represented by global securities.

Book-Entry Holders

We will issue registered debt securities only in book-entry form, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you in this “Description of Our Debt Securities,” we mean those who invest in the debt securities being offered by this prospectus (together with the applicable prospectus supplement), whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•

An investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

If a global security is terminated, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the investors in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest (either in cash or by delivery of additional indenture securities, as applicable) to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Special Considerations for Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date to the holder of debt securities as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, at our option, we may pay any cash interest that becomes due on the debt security by mailing a check to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date;

•	We do not pay interest on a debt security of the series within 30 days of its due date;

•	We do not deposit any sinking fund payment in respect of debt securities of the series within 2 business days of its due date;

•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after a written notice of default has been given stating we are in breach. The notice must be sent to us by the trustee or to us and the trustee by the holders of at least 25% of the principal amount of debt securities of the series;

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur;

•

Any class of debt securities has an asset coverage, as such term is defined in the Investment Company Act, of less than 100 per centum on the last business day of each of twenty-four consecutive calendar months (which Event of Default is not applicable to the 2028 Notes); or

•	Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium, interest or sinking or purchase fund installment, if it in good faith considers the withholding of notice to be in the interest of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may (and the trustee shall at the request of such holders) declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if (1) we have deposited with the trustee all amounts due and owing with respect to the securities (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) all Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, or an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default with respect to the relevant series of debt securities has occurred and remains uncured;

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	The holders of a majority in principal amount of the debt securities of that series must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	in respect of the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another corporation. We are also permitted to sell all or substantially all of our assets to another corporation. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting or transferee corporation must agree to be legally responsible for our obligations under the debt securities;

•

The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•	We must deliver certain certificates and documents to the trustee; and

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, a debt security or the terms of any sinking fund with respect to any security;

•	reduce any amounts due on a debt security;

•

reduce the amount of principal payable upon acceleration of the maturity of an OID or indexed security following a default or upon the redemption thereof or the amount thereof provable in a bankruptcy proceeding;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•

reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of debt securities required to satisfy quorum or voting requirements at a meeting of holders;

•	modify any other aspect of the provisions of the indenture dealing with supplemental indentures with the consent of holders, waiver of past defaults, or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

In each case, the required approval must be given by written consent.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of a series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants applicable to that series of debt securities. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•	For OID securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•

For debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current United States federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If we achieved covenant defeasance and your debt securities were subordinated as described under “Indenture Provisions — Subordination” below, such subordination would not prevent the Trustee from applying due funds available to it from the deposit described in the first bullet below to the payment of amounts in respect of such debt securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for the benefit of all holders of a series of debt securities a combination of cash (in such currency in which such securities are then specified as payable at stated maturity) or government obligations applicable to such securities (determined on the basis of the currency in which such securities are then specified as payable at stated maturity) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.

•

No default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be such a shortfall. However, there is no assurance that we would have sufficient funds to make payment of the shortfall.

Full Defeasance

If there is a change in United States federal tax law or we obtain an Internal Revenue Service, or IRS, ruling, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series, or full defeasance, if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for the benefit of all holders of a series of debt securities a combination of cash (in such currency in which such securities are then specified as payable at stated maturity) or government obligations applicable to such securities (determined on the basis of the currency in which such securities are then specified as payable at stated maturity) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments.

•

No default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

•	Satisfy the conditions for full defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If we achieved covenant defeasance and your debt securities were subordinated as described under “Indenture Provisions — Subordination” below, such subordination would not prevent the Trustee from applying due funds available to it from the deposit described in the immediately preceding paragraph to the payment of amounts in respect of such debt securities.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our security registrar is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities, upon our dissolution, winding up, liquidation or reorganization before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Designated Senior Indebtedness or subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Designated Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness); and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Designated Senior Indebtedness and of our other indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

Deutsche Bank Trust Company Americas serves as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants and will be subject to compliance with the Investment Company Act.

We may issue warrants to purchase shares of our common stock or debt securities. Such warrants may be issued independently or together with shares of common stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the Investment Company Act, we may generally only offer warrants provided that (i) the warrants expire by their terms within ten years, (ii) the exercise or conversion price is not less than the current market value at the date of issuance, (iii) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (iv) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The Investment Company Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities. At our 2011 Annual Meeting of Stockholders, our stockholders approved a proposal to authorize us to issue securities to subscribe to, convert to, or purchase shares of our common stock in one or more offerings, including under such circumstance. Such authorization has no expiration.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. We will not offer transferable subscription rights to our stockholders at a price equivalent to or less than the then current net asset value per share of common stock, taking into account underwriting commissions, unless we first file a post-effective amendment with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued.

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more persons pursuant to which such persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear all of the expenses incurred by us in connection with any subscription rights offerings, regardless of whether any common stockholder exercises any subscription rights.

A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•

if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	the terms of any rights to redeem, or call such subscription rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the subscription rights;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to an investment in our common stock.

This summary does not purport to be a complete description of all the income tax considerations applicable to such an investment. For example, this summary does not describe all of the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, pension plans and trusts, financial institutions, real estate investment trusts, RICs, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies” and persons that will hold our common stock as a position in a “straddle,” “hedge” or as part of a “constructive sale” for U.S. federal income tax purposes or to the owners or partners of a stockholder.

This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and do not expect to seek, any ruling from the IRS regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. stockholder” generally is a beneficial owner of our common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a U.S. court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. stockholder” generally is a beneficial owner of our common stock that is neither a U.S. stockholder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective beneficial owners of our common stock that are partnerships or partners in such partnerships should consult their own tax advisers with respect to the purchase, ownership and disposition of our common stock.

Tax matters are very complicated, and the tax consequences to an investor of an investment in our common stock will depend on the facts of such investor’s particular situation. Investors are encouraged to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

We have elected to be treated, and intend to operate in a manner so as to continuously qualify annually thereafter, as a RIC for U.S. federal income tax purposes. As a RIC, we generally do not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute (or are deemed to timely distribute) to our stockholders as dividends. Instead, dividends we distribute (or are deemed to timely distribute) generally are taxable to the holders of our common stock, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to the holders of our common stock. We will be subject to U.S. federal corporate-level income tax on any undistributed income and gains. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year, at least 90% of our investment company taxable income (which generally is our net ordinary taxable income and realized net short-term capital gains in excess of realized net long-term capital losses, determined without regard to the dividends-paid deduction), or the Annual Distribution Requirement, for any taxable year. The following discussion assumes that we continue to qualify as a RIC.

Taxation as a Regulated Investment Company

If we qualify as a RIC and meet the Annual Distribution Requirement, we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (realized net long-term capital gain in excess of realized net short-term capital loss) that we timely distribute (or are deemed to distribute) to our stockholders. We would, however, be subject to a 4% nondeductible federal excise tax if we do not distribute, actually or on a deemed basis, an amount at least equal to the sum of (i) 98% of our ordinary income for the calendar year, (ii) 98.2% of our net capital gains for the one-year period ending on October 31 of the calendar year and (iii) any income realized, but not distributed, in the preceding period (to the extent that income tax was not imposed on such amounts), less certain reductions, as applicable, or, together, the Excise Tax Distribution Requirements.

In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we must, among other things:

•	continue to qualify and have in effect an election to be treated as a business development company under the Investment Company Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income (including certain deemed inclusions) derived with respect to our business of investing in such stock or securities or foreign currencies or net income derived from an interest in a “qualified publicly traded partnership”, or the 90% Gross Income Test; and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

we ensure that at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs and other securities, if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

we ensure that no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships”, or the Diversification Tests.

Under certain applicable provisions of the Code and the U.S. Treasury regulations, distributions payable in cash or in shares of stock at the election of stockholders are treated as taxable dividends. The IRS has issued private rulings indicating that this rule will apply even if the issuer limits the total amount of cash that may be distributed, provided that the limitation does not cause the cash to be less than 20% of the total distribution. We generally intend to pay distributions in cash. However, we reserve the right, in our sole discretion from time to time, to limit the total amount of cash distributed to as little as 20% of the total distribution depending on, among other factors, our cash balances. In such a case, each stockholder receiving cash would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in shares of stock, even if the stockholder had “opted out” of our dividend reinvestment plan. In no event will any stockholder that has “opted out” of the dividend reinvestment plan receive less than 20% of his or her entire distribution in cash. For U.S. federal income tax purposes, the amount of a dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Stockholders who participate in our dividend reinvestment plan will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. It is unclear whether and to what extent we will be able to pay taxable dividends of the type described in this paragraph.

We may have investments that require income to be included in investment company taxable income in a year prior to the year in which we actually receive a corresponding amount of cash in respect of such income. For example, if we hold corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, we must include in our taxable income in each year the full amount of our applicable share of our allocable share of these deemed dividends. Additionally, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given year exceed our investment company taxable income, we will have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years, and these net operating losses generally will not pass through to stockholders. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC’s deduction of net business interest expense is limited to 30% of its “adjusted taxable income” plus “floor plan financing interest expense.” It is not expected that any portion of any underwriting or similar fee will be deductible for U.S. federal income tax purposes to us or the holders of our common stock. Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, we may, for U.S. federal income tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to stockholders even if this income is greater than the aggregate net income we actually earned during those years.

In order to enable us to make distributions to the holders of our common stock that will be sufficient to enable us to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements in the event that the circumstances described in the preceding two paragraphs apply, we may need to liquidate or sell some of our assets at times or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, we may need to take out loans, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). Even if we are authorized to borrow and to sell assets in order to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements, under the Investment Company Act, we generally are not permitted to make distributions to our stockholders while our debt obligations and senior securities are outstanding unless certain “asset coverage” tests or other financial covenants are met. If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes). If we are unable to obtain cash from other sources to enable us to satisfy the Excise Tax Distribution Requirements, we may be subject to an additional tax, as described above.

For the purpose of determining whether we satisfy the 90% Gross Income Test and the Diversification Tests, the character of our distributive share of items of income, gain, losses, deductions and credits derived through any investments in companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from us for U.S. federal income tax purposes, generally will be determined as if we realized these tax items directly. Further, for purposes of calculating the value of our investment in the securities of an issuer for purposes of determining the 25% requirement of the Diversification Tests, our proper proportion of any investment in the securities of that issuer that are held by a member of our “controlled group” must be aggregated with our investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with us if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) we directly own at least 20% or more of the combined voting stock of at least one of the other corporations.

Failure to Qualify as a RIC

If we fail to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). Subject to a limited exception applicable to RICs that qualified for RIC status under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on these net built-in gains at the time of our requalification as a RIC.

If we fail to qualify for treatment as a RIC and such relief provisions do not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to the holders of our common stock. We would not be able to deduct distributions to our stockholders, nor would distributions to the holders of our common stock be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to the holders of our common stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders of our common stock that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of our common stock, and any remaining distributions would be treated as capital gain.

If, before the end of any quarter of our taxable year, we believe that we may fail the Diversification Tests, we may seek to take certain actions to avert a failure. However, the action frequently taken by RICs to avert a failure, the disposition of non-diversified assets, may be difficult for us to pursue because of the limited liquidity of our investments.

Although we expect to operate in a manner so as to qualify continuously as a RIC, we may decide in the future to be taxed as a “C” corporation, even if we would otherwise qualify as a RIC, if we determine that treatment as a C corporation for a particular year would be in our best interests. The remainder of this discussion assumes that we will continuously qualify as a RIC for each taxable year.

Our Investments — General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in us receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company”, or a PFIC, we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to the holders of our common stock. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code, or a QEF, in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Any required inclusions from the QEF election will be considered “good income” for purposes of the 90% Gross Income Test. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirements. See “ —Taxation as a Regulated Investment Company “ above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt obligations denominated in a foreign currency, and other financial transactions denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder, this section does not apply to you.

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. We will allocate our earnings and profits to distributions to holders of our preferred stock and then to distributions to holders of our common stock based on priority in our capital structure. Distributions of our investment company taxable income, determined without regard to the deduction for dividends paid, will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions we pay to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions, or Qualifying Dividends, generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends-received deduction available to corporations under the Code. Distributions of our net capital gains (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such U.S. stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

A portion of our ordinary income dividends, but not capital gain dividends, paid to corporate U.S. stockholders may, if certain conditions are met, qualify for up to a 50% dividends-received deduction to the extent we have received dividends from certain corporations during the taxable year, but only to the extent these ordinary income dividends are treated as paid out of our earnings and profits. We expect only a small portion of our dividends to qualify for this deduction. A corporate U.S. stockholders may be required to reduce its basis in its common stock with respect to certain “extraordinary dividends,” as defined in Section 1059 of the Code. Corporate U.S. stockholders should consult their own tax advisors in determining the application of these rules in their particular circumstances.

U.S. stockholders who have not opted out of our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders. A U.S. stockholder will have an adjusted basis in the additional common stock purchased through the plan equal to the dollar amount that would have been received if the U.S. stockholder had received the dividend or distribution in cash, unless we were to issue new shares that are trading at or above net asset value, in which case, the U.S. stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

We may distribute our net long-term capital gains, if any, in cash or elect to retain some or all of such gains, pay taxes at the U.S. federal corporate-level income tax rate on the amount retained, and designate the retained amount as a “deemed distribution.” If we elect to retain net long-term capital gains and deem them distributed, each U.S. common stockholder will be treated as if they received a distribution of their pro rata share of the retained net long-term capital gain and the U.S. federal income tax paid. As a result, each U.S. common stockholder will (i) be required to report their pro rata share of the retained gain on their tax return as long-term capital gain, (ii) receive a refundable tax credit for their pro rata share of federal tax paid by us on the retained gain, and (iii) increase the tax basis of their shares of common stock by an amount equal to the deemed distribution less the tax credit. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year.

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our stockholders on December 31 of the year in which the dividend was declared.

If a U.S. stockholder purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the U.S. stockholder investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder redeems, sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted tax basis in the common stock sold, redeemed or otherwise disposed of and the amount of the proceeds received in exchange. Any gain or loss arising from such sale, redemption or other disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale, redemption or other disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.

In general, individual and certain other non-corporate U.S. stockholders that are individuals, trusts or estates are taxed at preferential rates on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate

U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in the U.S. stockholder’s taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions out of current or accumulated earnings and profits also generally will not be eligible for the 20% pass through deduction under Section 199A of the Code, although under recently proposed regulations (that have not yet been finalized) qualified real estate investment trust dividends earned by us may qualify for the Section 199A deduction. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

Net Investment Income Tax

An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. stockholders (other than certain trusts) on the lesser of (i) the U.S. stockholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally includes interest and taxable distributions and deemed distributions paid with respect to shares of common stock, and net gain attributable to the disposition of common stock (in each case, unless the shares of common stock are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to these distributions or this net gain.

Taxation of non-U.S. stockholders

The following discussion applies only to non-U.S. stockholders. If you are not a non-U.S. stockholder, this section does not apply to you. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisors before investing in our common stock.

Distributions on, and Sale or Other Disposition of, Our Common Stock

Distributions of our investment company taxable income to non-U.S. stockholders generally will be subject to U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from our current or accumulated earnings and profits unless an exception applies.

If a non-U.S. stockholder receives distributions and such distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, attributable to a permanent establishment in the United States of such non-U.S. stockholder, such distributions generally will be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign trust and such entities are urged to consult their own tax advisors.

Actual or deemed distributions of our net capital gain (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of our common stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States (as discussed above) or (b) the non-U.S. stockholder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains recognized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” (unless lowered or eliminated by an applicable income tax treaty). Non-U.S. stockholders of our common stock are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances.

In general, no U.S. source withholding taxes will be imposed on dividends paid by us to non-U.S. stockholders to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements. No assurance can be given that we will distribute any interest related dividends or short term capital gain dividends.

If we distribute our net capital gain in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax we pay on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number, or TIN, (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. TIN or file a U.S. federal income tax return.

Non-U.S. stockholders who have not opted out of our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to non-U.S. stockholders to the same extent as if such dividends were received in cash. In addition, we have the ability to declare a large portion of a dividend in shares of our common stock, even if a non-U.S. stockholder has opted out of our dividend reinvestment plan, in which case, as long as a portion of such dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, our non-U.S. stockholders will be taxed on 100% of the fair market value of a dividend paid entirely or partially in our common stock on the date the dividend is received in the same manner (and to the extent such non-U.S. stockholder is subject to U.S. federal income taxation) as a cash dividend (including the application of withholding tax rules described above), even if most or all of the dividend is paid in common stock. In such a circumstance, we may be required to withhold all or substantially all of the cash we would otherwise distribute to a non-U.S. stockholder.

Certain Additional Tax Considerations

Information Reporting and Backup Withholding

We may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to stockholders (a) who fail to provide us with their correct TINs or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies us that this stockholder is subject to backup withholding. Certain stockholders specified in the Code and the U.S. Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by a stockholder to furnish a certified TIN to us could subject the stockholder to a $50 penalty imposed by the IRS.

Withholding and Information Reporting on Foreign Financial Accounts

A non-U.S. stockholder who is otherwise subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. stockholder or establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid with respect to common stock to: (i) a foreign financial institution, unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable “intergovernmental agreement”; or (ii) a non-financial foreign entity beneficial owner, unless the entity certifies that it does not have any substantial U.S. owners or provides the name, address and TIN of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that otherwise are eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to these dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of this exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules.

All stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our common stock. We will not pay any additional amounts in respect to any amounts withheld.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, up to $1,000,000,000 of our common stock, debt securities, warrants representing rights to purchase common stock or debt securities or subscription rights to purchase shares of our common stock, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts offerings or a combination of these methods. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment option under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of our securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions and discounts or agency fees paid by us, must equal or exceed the net asset value per share of our common stock unless we obtain certain approvals.

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will bear, directly or indirectly, the expenses of any offering of our securities, including debt securities.

Underwriters may sell our securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. will not be greater than 10% for the sale of any securities being registered.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our portfolio securities are held under a custody agreement by U.S. Bank National Association. The address of our custodian is Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. American Stock Transfer & Trust Company, LLC acts as our transfer agent, distribution paying agent and registrar for our common stock. The principal business address of our transfer agent is 6201 15th Avenue, Brooklyn, NY 11219.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we intend to generally acquire and dispose of our investments in privately negotiated transactions, we expect to infrequently use brokers in the normal course of our business. Subject to policies established by our Board of Directors, our investment adviser is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our investment adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our investment adviser will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our investment adviser may select a broker based partly upon brokerage or research services provided to our investment adviser and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our investment adviser determines in good faith that such commission is reasonable in relation to the services provided.

We have not paid any brokerage commissions during the three most recent fiscal years.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Proskauer Rose LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Oaktree Specialty Lending Corporation as of September 30, 2019 and 2018, and for each of the two years in the period ended September 30, 2019, appearing in Oaktree Specialty Lending Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2019, and the effectiveness of Oaktree Specialty Lending Corporation’s internal control over financial reporting as of September 30, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young LLP is 725 South Figueroa Street, Suite 500, Los Angeles, CA 90017.

The financial statements for the year ended September 30, 2017 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of PricewaterhouseCoopers LLP is 300 Madison Avenue, New York, New York 10017.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus.

•

Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed November 19, 2019 (including portions of our Definitive Proxy Statement for the 2020 Annual Meeting of Stockholders incorporated therein by reference); and

•

The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-33901), filed on November 25, 2011, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the filing of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

These filings may also be accessed on our website at www.oaktreespecialtylending.com. Except for documents incorporated by reference into this prospectus and any accompanying prospectus supplement, information contained on our website is not incorporated by reference into this prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

Oaktree Specialty Lending Corporation

1301 Avenue of the Americas, 34th Floor

New York, NY 10019

(212) 284-1900

ocsl-ir@oaktreecapital.com

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our securities offered by this prospectus or any prospectus supplement. The registration statement contains additional information about us and our securities being offered by this prospectus or any prospectus supplement.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains these reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information, as well as the registration statement and related exhibits and schedules, may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, D.C. 20549.

$125,000,000

OAKTREE SPECIALTY LENDING CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods	JMP Securities	Raymond James	SMBC Nikko
A Stifel Company	A CITIZENS COMPANY

February 7, 2022